Exhibit 99.1

MANAGEMENT’S REPORT ON INTERNAL CONTROL OVER FINANCIAL REPORTING

The management of Whitney Holding Corporation is responsible for establishing and maintaining adequate internal control over financial reporting for the Company. Internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. Internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the Company; provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles and that receipts and expenditures of the Company are being made only in accordance with authorizations of management and directors of the Company; and provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the Company’s assets that could have a material effect on the financial statements.

Management used the framework of criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission to conduct an evaluation of the effectiveness of internal control over financial reporting. Based on that evaluation, management concluded that internal control over financial reporting for the Company as of December 31, 2010 was effective.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

The effectiveness of the Company’s internal control over financial reporting as of December 31, 2010 has been audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm, as stated in their report, which follows.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To Shareholders and Board of Directors
of Whitney Holding Corporation:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income, changes in shareholders' equity and cash flows present fairly, in all material respects, the financial position of Whitney Holding Corporation and its subsidiaries (the "Company") at December 31, 2010 and 2009, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2010 in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2010, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company's management is responsible for these financial statements, for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying "Management's Report on Internal Control Over Financial Reporting." Our responsibility is to express opinions on these financial statements and on the Company's internal control over financial reporting based on our integrated audits. We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

/s/PricewaterhouseCoopers LLP
 New Orleans, Louisiana
March 1, 2011

WHITNEY HOLDING CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	December 31
(dollars in thousands)	2010	2009
ASSETS
Cash and due from financial institutions	$210,368	$216,347
Federal funds sold and short-term investments	445,392	212,219
Loans held for sale	198,351	33,745
Investment securities
Securities available for sale	1,968,245	1,875,495
Securities held to maturity, fair values of $638,195 and $180,384, respectively	641,357	174,945
Total investment securities	2,609,602	2,050,440
Loans, net of unearned income	7,234,726	8,403,443
Allowance for loan losses	(216,843)	(223,671)
Net loans	7,017,883	8,179,772
Bank premises and equipment	232,475	223,142
Goodwill	435,678	435,678
Other intangible assets	8,922	14,116
Accrued interest receivable	29,078	32,841
Other assets	611,030	493,841
Total assets	$11,798,779	$11,892,141
LIABILITIES
Noninterest-bearing demand deposits	$3,523,518	$3,301,354
Interest-bearing deposits	5,879,885	5,848,540
Total deposits	9,403,403	9,149,894
Short-term borrowings	543,492	734,606
Long-term debt	219,571	199,707
Accrued interest payable	9,722	11,908
Accrued expenses and other liabilities	98,257	114,962
Total liabilities	10,274,445	10,211,077
SHAREHOLDERS' EQUITY
Preferred stock, no par value
Authorized, 20,000,000 shares; issued and outstanding, 300,000 shares	296,242	294,974
Common stock, no par value
Authorized - 200,000,000 shares
Issued - 97,142,069 and 96,947,377 shares, respectively	2,800	2,800
Capital surplus	620,547	617,038
Retained earnings	628,546	790,481
Accumulated other comprehensive loss	(11,104)	(11,532)
Treasury stock at cost - 500,000 shares	(12,697)	(12,697)
Total shareholders' equity	1,524,334	1,681,064
Total liabilities and shareholders' equity	$11,798,779	$11,892,141

The accompanying notes are an integral part of these financial statements.

WHITNEY HOLDING CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME

	Years Ended December 31
(dollars in thousands, except per share data)	2010	2009	2008
INTEREST INCOME
Interest and fees on loans	$391,123	$435,613	$483,009
Interest and dividends on investment securities
Taxable securities	74,608	75,390	82,461
Tax-exempt securities	6,445	7,685	8,643
Interest on federal funds sold and short-term investments	833	610	1,753
Total interest income	473,009	519,298	575,866
INTEREST EXPENSE
Interest on deposits	40,887	63,345	91,596
Interest on short-term borrowings	1,098	2,531	18,974
Interest on long-term debt	10,179	9,990	9,651
Total interest expense	52,164	75,866	120,221
NET INTEREST INCOME	420,845	443,432	455,645
PROVISION FOR CREDIT LOSSES	315,000	259,000	134,000
NET INTEREST INCOME AFTER PROVISION FOR CREDIT LOSSES	105,845	184,432	321,645
NONINTEREST INCOME
Service charges on deposit accounts	33,920	37,699	34,050
Bank card fees	24,934	19,886	17,670
Trust service fees	11,868	11,984	12,948
Secondary mortgage market operations	9,849	9,406	4,899
Other noninterest income	39,935	40,641	37,538
Securities transactions	-	334	67
Total noninterest income	120,506	119,950	107,172
NONINTEREST EXPENSE
Employee compensation	163,211	158,116	150,614
Employee benefits	38,724	43,223	32,808
Total personnel	201,935	201,339	183,422
Net occupancy	39,258	38,810	35,906
Equipment and data processing	29,029	25,770	25,035
Legal and other professional services	34,190	19,556	13,612
Deposit insurance and regulatory fees	23,412	24,260	5,373
Telecommunication and postage	11,435	12,288	11,118
Corporate value and franchise taxes	6,445	8,684	9,312
Amortization of intangibles	5,194	8,767	7,785
Provision for valuation losses on foreclosed assets	25,128	11,660	1,260
Nonlegal loan collection and other foreclosed asset costs	13,225	8,418	2,696
Merger transaction expense	4,086	-	-
Other noninterest expense	69,992	56,842	55,575
Total noninterest expense	463,329	416,394	351,094
INCOME (LOSS) BEFORE INCOME TAXES	(236,978)	(112,012)	77,723
INCOME TAX EXPENSE (BENEFIT)	(95,212)	(49,866)	19,138
NET INCOME (LOSS)	$(141,766)	$(62,146)	$58,585
Preferred stock dividends	16,268	16,226	588
NET INCOME (LOSS) TO COMMON SHAREHOLDERS	$(158,034)	$(78,372)	$57,997
EARNINGS (LOSS) PER COMMON SHARE
Basic	$(1.64)	$(1.08)	$.89
Diluted	(1.64)	(1.08)	.88
WEIGHTED-AVERAGE COMMON SHARES OUTSTANDING
Basic	96,626,872	72,824,964	64,767,708
Diluted	96,626,872	72,824,964	65,087,861
CASH DIVIDENDS PER COMMON SHARE	$.04	$.04	$1.13

The accompanying notes are an integral part of these financial statements.

WHITNEY HOLDING CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

(dollars and shares in thousands, except per share data)	Preferred Stock	Common Shares	Common Stock and Capital Surplus	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Treasury Stock	Total
Balance at December 31, 2007	$-	65,826	$411,066	$885,792	$(18,803)	$(49,319)	$1,228,736
Comprehensive income (loss):
Net income	-	-	-	58,585	-	-	58,585
Other comprehensive income (loss):
Unrealized net holding gain on securities, net of reclassifications and tax	-	-	-	-	20,386	-	20,386
Net change in prior service cost or credit and net actuarial loss on retirement plans, net of tax	-	-	-	-	(27,535)	-	(27,535)
Total comprehensive income (loss)	-	-	-	58,585	(7,149)	-	51,436
Common stock dividends, $1.13 per share	-	-	-	(73,871)	-	-	(73,871)
Preferred stock dividend and discount accretion	46	-	-	(588)	-	-	(542)
Common stock issued in business combination	-	3,331	(20,277)	-	-	81,229	60,952
Common stock issued to dividend reinvestment plan	-	146	(358)	-	-	3,753	3,395
Employee incentive plan common stock activity	-	47	3,935	-	-	1,213	5,148
Director compensation plan common stock activity	-	35	(203)	-	-	911	708
Common stock acquired under repurchase program	-	(2,040)	-	-	-	(50,484)	(50,484)
Preferred stock issued, with common stock warrants	293,660	-	6,340	-	-	-	300,000
Balance at December 31, 2008	$293,706	67,345	$400,503	$869,918	$(25,952)	$(12,697)	$1,525,478
Comprehensive income (loss):
Net loss	-	-	-	(62,146)	-	-	(62,146)
Other comprehensive income (loss):
Unrealized net holding gain on securities, net of reclassifications and tax	-	-	-	-	4,880	-	4,880
Net change in prior service cost or credit and net actuarial loss on retirement plans, net of tax	-	-	-	-	9,540	-	9,540
Total comprehensive income (loss)	-	-	-	(62,146)	14,420	-	(47,726)
Common stock dividends, $.04 per share	-	-	-	(2,981)	-	-	(2,981)
Preferred stock dividend and discount accretion	1,268	-	-	(14,310)	-	-	(13,042)
Common stock offering	-	28,750	217,917	-	-	-	217,917
Common stock issued to dividend reinvestment plan	-	50	717	-	-	-	717
Employee incentive plan common stock activity	-	258	349	-	-	-	349
Director compensation plan common stock activity	-	44	352	-	-	-	352
Balance at December 31, 2009	$294,974	96,447	$619,838	$790,481	$(11,532)	$(12,697)	$1,681,064
Comprehensive income (loss):
Net loss	-	-	-	(141,766)	-	-	(141,766)
Other comprehensive income (loss):
Unrealized net holding loss on securities, net of reclassifications and tax	-	-	-	-	(2,154)	-	(2,154)
Net change in prior service cost or credit and net actuarial loss on retirement plans, net of tax	-	-	-	-	2,582	-	2,582
Total comprehensive income (loss)	-	-	-	(141,766)	428	-	(141,338)
Common stock dividends, $.04 per share	-	-	-	(3,901)	-	-	(3,901)
Preferred stock dividend and discount accretion	1,268	-	-	(16,268)	-	-	(15,000)
Common stock issued to dividend reinvestment plan	-	18	175	-	-	-	175
Employee incentive plan common stock activity	-	134	2,933	-	-	-	2,933
Director compensation plan common stock activity	-	43	401	-	-	-	401
Balance at December 31, 2010	$296,242	96,642	$623,347	$628,546	$(11,104)	$(12,697)	$1,524,334

The accompanying notes are an integral part of these financial statements.

WHITNEY HOLDING CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended December 31
(dollars in thousands)	2010	2009	2008
OPERATING ACTIVITIES
Net income (loss)	$(141,766)	$(62,146)	$58,585
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization of bank premises and equipment	22,486	20,356	19,033
Amortization of purchased intangibles	5,194	8,767	7,785
Share-based compensation earned	5,450	5,132	8,118
Premium amortization and discount accretion on securities, net	5,224	2,546	1,127
Provision for credit losses and losses on foreclosed assets	340,128	270,660	135,260
Net gains on asset dispositions	(701)	(2,903)	(2,263)
Deferred tax benefit	(64,782)	(23,176)	(14,122)
Net (increase) decrease in loans originated and held for sale	(6,562)	(12,972)	5,125
Net (increase) decrease in interest and other income receivable and prepaid expenses	(16,313)	(89,104)	748
Net decrease in interest payable and accrued income taxes and expenses	(1,290)	(28,547)	(50,131)
Other, net	(6,968)	(506)	(12,619)
Net cash provided by operating activities	140,100	88,107	156,646
INVESTING ACTIVITIES
Proceeds from sales of investment securities available for sale	-	22,640	91,711
Proceeds from maturities of investment securities available for sale	677,127	594,666	571,303
Purchases of investment securities available for sale	(803,936)	(732,804)	(576,436)
Proceeds from maturities of investment securities held to maturity	29,595	35,331	80,829
Purchases of investment securities held to maturity	(496,111)	-	(5,050)
Net (increase) decrease in loans	595,974	428,579	(980,660)
Net (increase) decrease in federal funds sold and short-term investments	(233,173)	(44,951)	383,334
Purchases under bank-owned life insurance program	-	-	(150,000)
Proceeds from sales of foreclosed assets and surplus property	49,185	28,083	10,634
Purchases of bank premises and equipment	(32,942)	(34,979)	(14,308)
Net cash paid in acquisition	-	-	(80,287)
Other, net	6,300	(22,801)	(2,936)
Net cash provided by (used in) investing activities	(207,981)	273,764	(671,866)
FINANCING ACTIVITIES
Net increase in transaction account and savings account deposits	385,471	533,490	253,654
Net decrease in time deposits	(131,859)	(644,626)	(221,304)
Net increase (decrease) in short-term borrowings	(191,114)	(542,030)	316,852
Proceeds from issuance of long-term debt	20,116	20,773	11,883
Repayment of long-term debt	(46)	(98)	(8,439)
Proceeds from issuance of common stock	175	218,634	4,279
Purchases of common stock	(606)	(1,087)	(52,588)
Proceeds from issuance of preferred stock, with common stock warrants	-	-	300,000
Cash dividends on common stock	(3,879)	(13,250)	(78,590)
Cash dividends on preferred stock	(15,000)	(13,584)	-
Other, net	(1,356)	(3,365)	(1,107)
Net cash provided by (used in) financing activities	61,902	(445,143)	524,640
Increase (decrease) in cash and cash equivalents	(5,979)	(83,272)	9,420
Cash and cash equivalents at beginning of period	216,347	299,619	290,199
Cash and cash equivalents at end of period	$210,368	$216,347	$299,619
Cash received during the period for:
Interest income	$473,288	$522,203	$572,207
Cash paid (refund received) during the period for:
Interest expense	$54,523	$84,381	$129,518
Income taxes	(8,800)	1,675	38,500
Noncash investing activities:
Foreclosed assets received in settlement of loans	$107,120	$59,176	$29,636
Nonperforming loans reclassified as held for sale	158,045	-	-

The accompanying notes are an integral part of these financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1
NATURE OF BUSINESS

Whitney Holding Corporation is a Louisiana bank holding company headquartered in New Orleans, Louisiana. Its principal subsidiary is Whitney National Bank (the Bank), which represents virtually all its operations and net income.

The Bank, which has been in continuous operation since 1883, engages in community banking in its market area stretching across the five-state Gulf Coast region, including the Houston, Texas metropolitan area, southern Louisiana, the coastal region of Mississippi, central and south Alabama, the panhandle of Florida, and the Tampa Bay metropolitan area of Florida. The Bank offers commercial and retail banking products and services, including trust products and investment services, to the customers in the communities it serves. Southern Coastal Insurance Agency, Inc., a wholly-owned Bank subsidiary, offers personal and business insurance products to customers primarily in northwest Florida and the New Orleans metropolitan area.

Proposed Merger with Hancock Holding Company
On December 22, 2010, Whitney and Hancock Holding Company (Hancock) announced a strategic business combination in which Whitney will merge with and into Hancock. If the merger is completed, holders of Whitney common stock will receive .418 of a share of Hancock common stock in exchange for each share of Whitney common stock held immediately prior to the merger, subject to the payment of cash in lieu of fractional shares. Whitney will hold a special meeting of Whitney shareholders where holders of Whitney common stock will be asked to vote to adopt and approve the merger agreement and certain other matters. Adoption and approval of the merger agreement requires the affirmative vote of at least two-thirds of the voting power present at the meeting, assuming a quorum is present. Consummation of the merger is contingent upon regulatory and both Whitney and Hancock shareholder approval and other closing conditions.

NOTE 2
SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND RECENT PRONOUNCEMENTS

Whitney Holding Corporation and its subsidiaries (the Company or Whitney) follow accounting and reporting policies that conform with accounting principles generally accepted in the United States of America and those generally practiced within the banking industry. The following is a summary of the more significant accounting policies.

Basis of Presentation
The consolidated financial statements include the accounts of Whitney Holding Corporation and its subsidiaries. All significant intercompany balances and transactions have been eliminated. Whitney reports the balances and results of operations from business combinations accounted for as purchases from the respective dates of acquisition (see Note 3).

Use of Estimates
In preparing the consolidated financial statements, the Company is required to make estimates, judgments and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

Investment Securities
Securities are classified as trading, held to maturity or available for sale. Management determines the classification of securities when they are purchased and reevaluates this classification periodically as conditions change that could require reclassification.

Trading account securities are bought and held principally for resale in the near term. They are carried at fair value with realized and unrealized gains or losses reflected in noninterest income. Trading account securities are immaterial in each period presented and have been included in other assets on the consolidated balance sheets.

Securities that the Company both positively intends and has the ability to hold to maturity are classified as securities held to maturity and are carried at amortized cost. The intent and ability to hold are not considered satisfied when a security is available to be sold in response to changes in interest rates, prepayment rates, liquidity needs or other reasons as part of an overall asset/liability management strategy.

Securities not meeting the criteria to be classified as either trading securities or securities held to maturity are classified as available for sale and are carried at fair value. Unrealized holding losses, other than those determined to be other than temporary, and unrealized holding gains are excluded from net income and are recognized, net of tax, in other comprehensive income and in accumulated other comprehensive income, a separate component of shareholders’ equity.

Premiums and discounts on securities, both those held to maturity and those available for sale, are amortized and accreted to income as an adjustment to the securities’ yields using the interest method. Realized gains and losses on securities, including declines in value judged to be other than temporary, are reported net as a component of noninterest income. The cost of securities sold is specifically identified for use in calculating realized gains and losses.

Loans Held for Sale
Loans originated for sale are carried at the lower of either cost or market value. At times, management may decide to sell loans that were not originated for that purpose. These loans are reclassified as held for sale when that decision is made and are also carried at the lower of cost or market.

Loans
Loans are carried at the principal amounts outstanding net of unearned income. Interest on loans and accretion of unearned income, including deferred loan fees, are computed in a manner that approximates a level rate of return on recorded principal.

The Company stops accruing interest on a loan when the borrower’s ability to meet contractual payments is in doubt. For commercial and real estate loans, a loan is placed on nonaccrual status generally when it is ninety days past due as to principal or interest, and the loan is not otherwise both well secured and in the process of collection. When a loan is moved to nonaccrual status, any accrued but uncollected interest is reversed against interest income. Interest payments on nonaccrual loans are used to reduce the reported loan principal under the cost recovery method if the collection of the remaining principal is not reasonably assured; otherwise, such payments are recognized as interest income when received. A loan on nonaccrual status may be reinstated to accrual status when full payment of contractual principal and interest is expected and this expectation is supported by current sustained performance.

A loan is considered impaired when it is probable that all amounts will not be collected as they become due according to the contractual terms of the loan agreement. Generally, impaired loans are accounted for on a nonaccrual basis. The extent of impairment is measured as discussed below in the section entitled “Allowance for Loan Losses.”

Allowance for Loan Losses
Management’s evaluation of credit risk in the loan portfolio is reflected in the estimate of probable losses inherent in the portfolio that is reported in the Company’s financial statements as the allowance for loan losses. Changes in this evaluation over time are reflected in the provision for credit losses charged to expense. As actual loan losses are incurred, they are charged against the allowance. Subsequent recoveries are added back to the allowance when collected. The methodology for determining the allowance involves significant judgment, and important factors that influence this judgment are re-evaluated by management quarterly to respond to changing conditions.

The process for determining the recorded allowance involves three key elements: (1) establishing specific allowances as needed for loans evaluated for impairment; (2) developing loss factors based on historical loss experience for nonimpaired commercial loans grouped by geography, loan product type and internal risk rating and for homogeneous groups of residential and consumer loans; and (3) determining appropriate adjustments to historical loss factors based on management’s assessment of current economic conditions and other qualitative risk factors both internal and external to the Company.

The historical loss factors for commercial loans are determined with reference to the results of migration analysis, which analyzes the charge-off experience over time for loans within each grouping. The historical loss factors for homogeneous loan groups are based on average historical charge-off information. Management adjusts historical loss factors based on its assessment of whether current conditions, both internal and external, would be adequately reflected in these factors. Internally, management must consider such matters as whether trends have been identified in the quality of underwriting and loan administration as well as in the timely identification of credit quality issues. Management also monitors shifts in portfolio concentrations and other changes in portfolio characteristics that indicate levels of risk not fully captured in the loss factors. External factors include local and national economic trends, as well as changes in the economic fundamentals of specific industries that are well-represented in Whitney’s customer base. Applying the adjusted loss factors to the corresponding loan groups yields an allowance that represents management’s best estimate of probable losses. Management has established policies and procedures to help ensure a consistent approach to this inherently judgmental process.

A loan is considered impaired when it is probable that all contractual amounts will not be collected as they come due. Specific allowances are determined for impaired loans based on the present value of expected future cash flows discounted at the loan’s contractual interest rate, the fair value of the collateral if the loan is collateral dependent, or, when available, the loan’s observable market price. The most probable source of repayment for the majority of the Company’s impaired loans at December 31, 2010 was from liquidation of the underlying real estate collateral, and such loans have been deemed to be collateral dependent.

Third-party property appraisals are obtained prior to the origination of loans secured by real estate. Updated appraisals are obtained when certain events occur, such as the refinancing of the loan, the renewal of the loan or if the credit quality of the loan deteriorates. Annual appraisals are generally required once the credit risk on a loan has been rated substandard. In situations where an updated appraisal has not been received, the Company monitors factors that can positively or negatively impact property value, such as the date of the last valuation, the volatility of property values in specific markets, changes in the value of similar properties and changes in the characteristics of individual properties. Changes in collateral value can affect a loan’s risk rating or its impairment evaluation and thereby impact the allowance for credit losses. Whitney’s policy is to recognize a loan charge-off promptly when the collection of the loan is sufficiently questionable based on the current assessment of the present and future cash flow potential available to liquidate the debt. The Bank generally employs a third-party appraisal when assessing collateral value for the purpose of determining the need for and amount of a charge-off. At foreclosure, a new appraisal is obtained and the foreclosed property is recorded at the new valuation less estimated selling costs.

The Company’s internal property valuation professionals review and approve third-party commercial real estate appraisals. The appraisals are based on an orderly disposition and marketing period of the property. In limited instances, the Company adjusts externally provided appraisals for justifiable and well-supported reasons, such as the age of the appraisal, an appraiser’s unfamiliarity with certain property-specific factors or recent sales information. Appraisals generally represent the “as is” value of the property but may contain a value “upon completion” or “upon stabilization” of lease-up for construction loans. Appraised values also may be adjusted to reflect our intended disposition strategy.

The monitoring of credit risk also extends to unfunded credit commitments, such as unused commercial credit lines and letters of credit, and management establishes reserves as needed for its estimate of probable losses on such commitments.

Bank Premises and Equipment
Bank premises and equipment are carried at cost, less accumulated depreciation. Depreciation is computed primarily using the straight-line method over the estimated useful lives of the assets and over the shorter of the lease terms or the estimated lives of leasehold improvements. Useful lives range principally from fifteen to thirty years for buildings and improvements and from three to ten years for furnishings and equipment, including data processing equipment and software. Additions to bank premises and equipment and major replacements or improvements are capitalized.

Foreclosed Assets
Collateral acquired through foreclosure or in settlement of loans is reported with other assets in the consolidated balance sheets. With the exception of grandfathered property interests, which are assigned a nominal book value, these assets are recorded at estimated fair value less estimated selling costs. Any initial reduction in the carrying amount of a loan to the fair value of the collateral received is charged to the allowance for loan losses. Subsequent valuation adjustments for foreclosed assets are also included in current earnings, as are the revenues and expenses associated with managing these assets before they are sold.

Goodwill and Other Intangible Assets
Whitney has recognized intangible assets in connection with its purchase business combinations. Identifiable intangible assets acquired by the Company have represented mainly the value of the deposit relationships purchased in these transactions. Goodwill represents the purchase price premium over the fair value of the net assets of an acquired business, including identifiable intangible assets.

Goodwill must be assessed for impairment annually unless interim events or circumstances make it more likely than not that an impairment loss has occurred. Impairment is defined as the amount by which the implied fair value of the goodwill contained in any reporting unit within a company is less than the goodwill’s carrying value. The Company has assigned all goodwill to one reporting unit that represents Whitney’s overall banking operations. This reporting unit is the same as the operating segment identified below, and its operations constitute substantially all of the Company’s consolidated operations. Impairment losses would be charged to operating expense.

Identifiable intangible assets with finite lives are amortized over the periods benefited and are evaluated for impairment similar to other long-lived assets. If the useful life of an identifiable intangible asset is indefinite, the recorded asset is not amortized but is tested for impairment annually by comparison to its estimated fair value.

Share-Based Compensation
The grant-date fair value of equity instruments awarded to employees establishes the cost of the services received in exchange, and the cost associated with awards that are expected to vest is recognized over the required service period.

Income Taxes
The Company and its subsidiaries file a consolidated federal income tax return. Income taxes are accounted for using the asset and liability method. Under this method, the expected tax consequences of temporary differences that arise between the tax bases of assets or liabilities and their reported amounts in the financial statements represent either deferred tax liabilities to be settled in the future or deferred tax assets that will be realized as a reduction of future taxes payable. Currently enacted tax rates and laws are used to calculate the expected tax consequences. Valuation allowances are established against deferred tax assets if, based on all available evidence, it is more likely than not that some or all of the assets will not be realized.

The tax benefit of a position taken or expected to be taken in a tax return is recognized in a company’s financial statements when it is more likely than not that the position will be sustained based on its technical merits.

Earnings per Common Share
The Financial Accounting Standards Board (FASB) has concluded that unvested share-based payment awards that contain nonforfeitable rights to dividends or dividend equivalents are participating securities and must be included in the computation of earnings per common share using the two-class method. Whitney has awarded share-based payments that are considered participating securities under this guidance. The two-class method allocates net income applicable to common shareholders to each class of common stock and participating security according to common dividends declared and participation rights in undistributed earnings. Net losses are not allocated to participating securities because the securities bear no contractual obligation to fund or otherwise share in losses.

Basic earnings per common share is computed by dividing income applicable to and allocated to common shareholders by the weighted-average number of common shares outstanding for the period. Shares outstanding are adjusted for any unvested restricted shares issued to employees under the long-term incentive compensation plan and for certain shares that will be issued under the directors’ compensation plan.

Diluted earnings per common share is computed using the weighted-average number of common shares outstanding increased by dilutive potential common shares. Potential common shares consist of employee and director stock options, unvested restricted stock units awarded to employees without dividend rights, and stock warrants issued to the U.S. Department of Treasury in December 2008. Performance-based restricted stock units reflect expected performance factors. The number of potential common shares included in the diluted earnings per share calculation is determined using the treasury stock method. These potential common shares do not enter into the calculation of diluted earnings per share if the impact would be anti-dilutive, i.e., increase earnings per share or reduce a loss per share.

Statements of Cash Flows
The Company considers only cash on hand, cash items in process of collection and balances due from financial institutions as cash and cash equivalents for purposes of the consolidated statements of cash flows.

Operating Segment Disclosures
Accounting standards have been established for reporting information about a company’s operating segments using a “management approach.” Reportable segments are identified in these standards as those revenue-producing components for which separate financial information is produced internally and which are subject to evaluation by the chief operating decision maker in deciding how to allocate resources to segments. Consistent with its stated strategy that is focused on providing a consistent package of community banking products and services throughout a coherent market area, Whitney has identified its overall banking operations as its only reportable segment. Because the overall banking operations comprise substantially all of the consolidated operations, no separate segment disclosures are presented.

Other
Assets held by the Bank in a fiduciary capacity are not assets of the Bank and are not included in the consolidated balance sheets. Generally, certain minor sources of income are recorded on a cash basis, which does not differ materially from the accrual basis.

Accounting Standard Developments
In July 2010, the FASB amended its guidance on disclosures about the credit quality of financing receivables and the allowance for credit losses. This guidance adds to the existing disclosure of credit quality indicators and requires that disclosures about credit quality and the allowance for credit losses be disaggregated by portfolio segment and, in certain cases, by class of financing receivable. A portfolio segment is the level at which an entity develops and documents a systematic method for determining its allowance for credit losses, and a class of financing receivable is generally a subset of a portfolio segment. Amended disclosures of end-of-period information are effective for the year ended December 31, 2010 (see Note 8), while other activity-based disclosures will be effective for the Company’s 2011 fiscal year.

In January 2010, the FASB issued amended guidance on the disclosure of fair value measurements that added new disclosures and clarified certain existing disclosure requirements. The amended guidance requires disclosure of the amount of and the reason for any significant transfers between Level 1 and Level 2 of the fair value hierarchy as well as the policy for determining when transfers between levels are recognized. The guidance also requires a more detailed breakdown of the information presented in the reconciliation of the beginning and ending balance of Level 3 fair value measurements, including separate information on purchases, sales, issuances, settlements and transfers in or out. The FASB clarified the requirement to disclose valuation techniques and inputs for recurring and nonrecurring fair value measurements as well the guidance on how assets and liabilities should be disaggregated for the fair value measurement disclosures. Most of this amended guidance is effective for Whitney beginning in 2010, except the more detailed reconciliation of Level 3 measurements which is effective for 2011.

In June 2009, the FASB amended its guidance on accounting for transfers of financial assets. The amended guidance eliminates the concept of qualifying special-purpose entities and requires that these entities be evaluated for consolidation under applicable accounting guidance, and it also removes the exception that permitted sale accounting for certain mortgage securitizations when control over the transferred assets had not been surrendered. Based on this new standard, many types of transferred financial assets that would previously have been derecognized will now remain on the transferor’s financial statements. The guidance also requires enhanced disclosures about transfers of financial assets and the transferor’s continuing involvement with those assets and related risk exposure. The new guidance was effective for Whitney beginning in 2010. Adoption of this new guidance did not have a significant impact on the Company’s financial condition or results of operations.

Also in June 2009, the FASB issued amended guidance on accounting for variable interest entities (VIEs). This guidance replaces the quantitative-based risks and rewards calculation for determining which enterprise might have a controlling financial interest in a VIE. The new, more qualitative evaluation focuses on who has the power to direct the significant economic activities of the VIE and also has the obligation to absorb losses or rights to receive benefits from the VIE. It also requires an ongoing reassessment of whether an enterprise is the primary beneficiary of a VIE and calls for certain expanded disclosures about an enterprise’s involvement with VIEs. The new guidance was also effective for Whitney’s 2010 fiscal year and did not have a significant impact on the Company’s financial condition or results of operations.

NOTE 3
ACQUISITIONS

In November 2008, Whitney completed its acquisition of Parish National Corporation (Parish), the parent of Parish National Bank. Parish National Bank operated 16 banking centers, primarily on the north shore of Lake Pontchartrain and other parts of the metropolitan New Orleans area, and had $771 million in total assets, including a loan portfolio of $606 million, and $636 million in deposits at the acquisition date. The transaction was valued at approximately $158 million, with approximately $97 million paid to Parish’s shareholders in cash and the remainder in Whitney stock totaling approximately 3.33 million shares. Applying purchase accounting to this transaction, the Company recorded goodwill of $104 million and a $13 million intangible asset for the estimated value of deposit relationships with a weighted-average life of approximately three years.

The acquired banking operations have been merged into the Bank. Whitney’s financial statements include the results from acquired operations since the acquisition dates.

NOTE 4
FEDERAL FUNDS SOLD AND SHORT-TERM INVESTMENTS

The balance of federal funds sold and short-term investments included the following.

	December 31
(in thousands)	2010	2009
Federal funds sold	$19,000	$11,150
Other short-term interest-bearing investments and deposits	426,392	201,069
Total	$445,392	$212,219

Federal funds at December 31, 2010 were sold on an overnight basis. Interest-bearing deposits at December 31, 2010 included $412 million with the regional Federal Reserve Bank. At December 31, 2010, interest-bearing deposits totaling approximately $12 million were pledged to secure the Bank’s obligations to certain counterparties under derivative financial instruments and its conditional obligations associated with certain offbalance-sheet financial instruments.

NOTE 5
INVESTMENT SECURITIES

Summary information about securities available for sale and securities held to maturity follows. Mortgage-backed securities are issued or guaranteed by U.S. government agencies and substantially all are backed by residential mortgage loans.

	Amortized	Unrealized	Unrealized	Fair
(in thousands)	Cost	Gains	Losses	Value
Securities Available for Sale
December 31, 2010
Mortgage-backed securities	$1,861,026	$43,869	$8,946	$1,895,949

U. S. agency securities	18,633	-	285	18,348
Obligations of states and political subdivisions	4,895	230	3	5,122
Other securities	48,826	-	-	48,826
Total	$1,933,380	$44,099	$9,234	$1,968,245
December 31, 2009
Mortgage-backed securities	$1,673,136	$38,435	$2,806	$1,708,765
U. S. agency securities	100,131	2,260	-	102,391
Obligations of states and political subdivisions	6,376	293	3	6,666
Other securities	57,673	-	-	57,673
Total	$1,837,316	$40,988	$2,809	$1,875,495
Securities Held to Maturity
December 31, 2010
Mortgage-backed securities	$395,177	$-	$5,482	$389,695
Obligations of states and political subdivisions	146,180	4,029	255	149,954
Corporate debt securities	100,000	-	1,454	98,546
Total	$641,357	$4,029	$7,191	$638,195
December 31, 2009
Obligations of states and political subdivisions	$174,945	$5,464	$25	$180,384
Total	$174,945	$5,464	$25	$180,384

The following summarizes securities with unrealized losses at December 31, 2010 and 2009 by the period over which the security’s fair value had been continuously less than its amortized cost as of each year end.

December 31, 2010	Less than 12 Months		12 Months or Longer
(in thousands)	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Securities Available for Sale
Mortgage-backed securities	$409,483	$8,946	$-	$-
U. S. agency securities	18,348	285	-	-
Obligations of states and political subdivisions	300	2	206	1
Total	$428,131	$9,233	$206	$1
Securities Held to Maturity
Mortgage-backed securities	$389,696	$5,482	$-	$-
Obligations of states and political subdivisions	6,187	255	-	-
Corporate debt securities	83,546	1,454	-	-
Total	$479,429	$7,191	$-	$-

December 31, 2009	Less than 12 Months		12 Months or Longer
(in thousands)	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Securities Available for Sale
Mortgage-backed securities	$504,315	$2,806	$-	$-
Obligations of states and political subdivisions	235	1	406	2
Total	$504,550	$2,807	$406	$2
Securities Held to Maturity
Obligations of states and political subdivisions	$4,279	$25	$-	$-
Total	$4,279	$25	$-	$-

Management evaluates whether unrealized losses on securities represent impairment that is other than temporary. If such impairment is identified, the carrying amount of the security is reduced with a charge to operations or other comprehensive income. In making this evaluation, management first considers the reasons for the indicated impairment. These could include changes in market rates relative to those available when the security was acquired, changes in market expectations about the timing of cash flows from securities that can be prepaid, and changes in the market’s perception of the issuer’s financial health and the security’s credit quality. Management then considers the likelihood of a recovery in fair value sufficient to eliminate the indicated impairment and the length of time over which an anticipated recovery would occur, which could extend to the security’s maturity. Finally, management determines whether there is both the ability and the intent to hold the impaired security until an anticipated recovery, in which case the impairment would be considered temporary. In making this assessment, management considers whether the security continues to be a suitable holding from the perspective of the Company’s overall portfolio and asset/liability management strategies and whether there are other circumstances that would more likely than not require the sale of the security.

Substantially all the unrealized losses at December 31, 2010 resulted from increases in market interest rates over the yields available at the time the underlying securities were purchased. Management identified no impairment related to credit quality. In all cases, the indicated impairment would be recovered by the security’s maturity or repricing date or possibly earlier if the market price for the security increases with a reduction in the yield required by the market. At December 31, 2010, management had both the intent and ability to hold these securities until the market-based impairment is recovered. No losses for other-than-temporary impairment were recognized in any of the three years ended December 31, 2010.

The following table shows the amortized cost and estimated fair value of debt securities available for sale and held to maturity grouped by contractual maturity as of December 31, 2010. Debt securities with scheduled repayments, such as mortgage-backed securities, are presented in separate totals. The expected maturity of a security, in particular certain U.S. agency securities and obligations of states and political subdivisions, may differ from its contractual maturity because of the exercise of call options.

(in thousands)	Amortized Cost	Fair Value
Securities Available for Sale
Within one year	$948	$958
One to five years	6,643	6,791
Five to ten years	19,687	19,471
After ten years	-	-
Debt securities with single maturities	27,278	27,220
Mortgage-backed securities	1,861,026	1,895,949
Total	$1,888,304	$1,923,169
Securities Held to Maturity
Within one year	$14,209	$14,349
One to five years	159,767	160,225
Five to ten years	51,227	52,669
After ten years	20,977	21,257
Debt securities with single maturities	246,180	248,500
Mortgage-backed securities	395,177	389,695
Total	$641,357	$638,195

Proceeds from sales of securities available for sale were $23 million in 2009 and $92 million in 2008. Substantially all of the proceeds in 2008 came from the sale of a portfolio acquired in a business combination. Realized gross gains and losses were insignificant.

Securities with carrying values of $1.42 billion at December 31, 2010 and $1.39 billion at December 31, 2009 were sold under repurchase agreements, pledged to secure public deposits or pledged for other purposes.

NOTE 6
LOANS HELD FOR SALE

Loans held for sale consisted of the following.

	December 31
(in thousands)	2010	2009
Residential mortgage loans originated for sale	$40,306	$33,745
Nonperforming loans reclassified as held for sale	158,045	-
Total loans held for sale	$198,351	$33,745

Residential mortgage loans originated for sale are carried at the lower of either cost or estimated fair value. Substantially all of these loans are originated under individual purchase commitments from investors.

During the fourth quarter of 2010, the Bank implemented a strategy to accelerate the disposition of problem assets and, as a result, reclassified approximately $303 million of nonperforming loans as held for sale. The Bank recorded $139 million of charge-offs to record these loans at the lower of cost or estimated fair value. In January 2011, the Company closed one bulk sale of $83 million in carrying value of nonperforming loans held for sale.

NOTE 7
LOANS

The composition of the Company’s loan portfolio follows.

	December 31
(in thousands)	2010		2009
Commercial & industrial	$2,789,193	38%	$3,075,340	37%
Owner-occupied real estate	1,003,162	14	1,079,487	13
Total commercial & industrial	3,792,355	52	4,154,827	50
Construction, land & land development	945,896	13	1,537,155	18
Other commercial real estate	1,122,950	16	1,246,353	15
Total commercial real estate	2,068,846	29	2,783,508	33
Residential mortgage	952,847	13	1,035,110	12
Consumer	420,678	6	429,998	5
Total	$7,234,726	100%	$8,403,443	100%

The Bank makes loans in the normal course of business to directors and executive officers of the Company and the Bank and to their associates. Loans to such related parties carry substantially the same terms, including interest rates and collateral requirements, as those prevailing at the time for comparable transactions with unrelated parties and do not involve more than normal risks of collection when originated. An analysis of the changes in loans to related parties during 2010 follows. Additions and repayments include the daily activity on certain commercial lines of credit that are tied to the customers’ treasury-management deposit products.

(in thousands)	2010
Beginning balance	$48,135
Additions	81,074
Repayments	(80,068)
Net decrease from changes in related parties	(6,013)
Ending balance	$43,128

Outstanding unfunded commitments and letters of credit to related parties totaled $103 million and $121 million at December 31, 2010 and 2009, respectively.

NOTE 8
CREDIT RISK MANAGEMENT, ALLOWANCE FOR LOAN LOSSES AND RESERVE FOR LOSSES ON UNFUNDED CREDIT COMMITMENTS, AND CREDIT QUALITY INDICATORS

Credit Risk Management
Whitney manages credit risk mainly through adherence to underwriting and loan administration standards established by the Bank’s Credit Policy Committee and through the efforts of the credit administration function to ensure consistent application and monitoring of standards throughout the Company. Written credit policies define underwriting criteria, concentration guidelines, and lending approval processes that cover individual authority and the appropriate involvement of regional loan committees and a senior loan committee. The senior loan committee includes the Bank’s senior lenders, senior officers in Credit Administration, the Chief Risk Officer, the President and the Chief Executive Officer.

Commercial and industrial (C&I) credits and commercial real estate (CRE) loans are underwritten principally based upon cash flow coverage, but additional support is regularly obtained through collateralization and guarantees. C&I loans are typically relationship-based rather than transaction-driven. Loan concentrations are monitored monthly by management and the Board of Directors. Consumer loans, including most residential mortgages and other consumer borrowings, are centrally underwritten with reference to the customer’s debt capacity and with the support of automated credit scoring tools, including appropriate secondary review procedures.

Lending officers are primarily responsible for ongoing monitoring and the assignment of risk ratings to individual loans based on established guidelines. An independent credit review function, which reports to the Audit Committee of the Board of Directors, assesses the accuracy of officer ratings and the timeliness of rating changes and performs reviews of the underwriting processes. Once a problem relationship over a certain size threshold is identified, a monthly watch committee process is initiated. The watch committee, composed of senior lending and credit administration management as well as the Chief Executive Officer and Chief Risk Officer, must approve any substantive changes to identified problem credits and will assign relationships to a special credits department when appropriate.

Allowance for Loan Losses and Reserve for Losses on Unfunded Commitments
Management’s evaluation of credit risk in the loan portfolio is reflected in the estimate of probable losses inherent in the portfolio that is reported in the Company’s financial statements as the allowance for loan losses. Changes in this evaluation over time are reflected in the provision for credit losses charged to expense. As actual loan losses are incurred, they are charged against the allowance. Subsequent recoveries are added back to the allowance when collected. The methodology for determining the allowance involves significant judgment, and important factors that influence this judgment are re-evaluated quarterly to respond to changing conditions.

The process for determining the recorded allowance involves three key elements: (1) establishing specific allowances as needed for loans evaluated for impairment; (2) developing loss factors based on historical loss experience for nonimpaired C&I and CRE loans grouped by geography, loan product type and internal risk rating and for homogeneous groups of residential and consumer loans; and (3) determining appropriate adjustments to historical loss factors based on management’s assessment of current economic conditions and other qualitative risk factors both internal and external to the Company.

A loan is considered impaired when it is probable that all contractual amounts will not be collected as they come due. Specific allowances are determined for impaired loans based on the present value of expected future cash flows discounted at the loan’s contractual interest rate, the fair value of the collateral if the loan is collateral dependent, or, when available, the loan’s observable market price. As an administrative matter, this process is applied only to impaired loans or relationships in excess of $1 million.

The historical loss factors for C&I and CRE loans are determined with reference to the results of migration analysis, which analyzes the charge-off experience over time for loans within each grouping. The historical loss factors for homogeneous loan groups are based on average historical charge-off information. Management adjusts historical loss factors based on its assessment of whether current conditions, both internal and external, would be adequately reflected in these factors. Internally, management must consider such matters as whether trends have been identified in the quality of underwriting and loan administration as well as in the timely identification of credit quality issues. Management also monitors shifts in portfolio concentrations and other changes in portfolio characteristics that indicate levels of risk not fully captured in the loss factors. External factors include local and national economic trends, as well as changes in the economic fundamentals of specific industries that are well-represented in Whitney’s customer base. Applying the adjusted loss factors to the corresponding loan groups yields an allowance that represents management’s best estimate of probable losses. Management has established policies and procedures to help ensure a consistent approach to this inherently judgmental process.

The monitoring of credit risk also extends to unfunded credit commitments, such as unused commercial credit lines and letters of credit, and management establishes reserves as needed for its estimate of probable losses on such commitments.

A summary analysis of changes in the allowance for loan losses by loan portfolio class follows. Information on loan balances excludes loans reclassified as held for sale (see Note 6.)

(in thousands)	Commercial & Industrial	Commercial Real Estate	Residential Mortgage	Consumer	Unallocated	Total
Year ended December 31, 2010
Allowance at beginning of year	$71,971	$113,829	$27,550	$10,321	$-	$223,671
Provision for credit losses	76,401	195,494	26,993	11,712	5,000	315,600
Loans charged off	(82,893)	(212,226)	(35,021)	(9,323)	-	(339,463)
Recoveries	8,177	6,075	1,311	1,472	-	17,035
Net charge-offs	(74,716)	(206,151)	(33,710)	(7,851)	-	(322,428)
Allowance at end of year	$73,656	$103,172	$20,833	$14,182	$5,000	$216,843
Allowance at end of year:
Loans individually evaluated for impairment	$153	$1,641	$-	$-	$-	$1,794
Loans collectively evaluated for impairment	73,503	101,531	20,833	14,182	5,000	215,049
Loans at end of year:
Loans individually evaluated for impairment	$21,462	$36,669	$4,555	$429		$63,115
Loans collectively evaluated for impairment	3,770,893	2,032,177	948,292	420,249		7,171,611
Total	$3,792,355	$2,068,846	$952,847	$420,678		$7,234,726
Year ended December 31, 2009
Allowance at beginning of year	$56,508	$82,074	$18,743	$3,784	$-	$161,109
Provision for credit losses	43,148	168,224	33,708	12,520	-	257,600
Loans charged off	(32,171)	(138,213)	(25,959)	(7,259)	-	(203,602)
Recoveries	4,486	1,744	1,058	1,276	-	8,564
Net charge-offs	(27,685)	(136,469)	(24,901)	(5,983)	-	(195,038)
Allowance at end of year	$71,971	$113,829	$27,550	$10,321	$-	$223,671
Allowance at end of year:
Loans individually evaluated for impairment	$13,025	$34,719	$3,656	$62		$51,462
Loans collectively evaluated for impairment	58,946	79,110	23,894	10,259		172,209
Loans at end of year:
Loans individually evaluated for impairment	$66,679	$239,338	$38,009	$967		$344,993
Loans collectively evaluated for impairment	4,088,148	2,544,170	997,101	429,031		8,058,450
Total	$4,154,827	$2,783,508	$1,035,110	$429,998		$8,403,443

Changes in the allowance for loan losses for the year ended December 31, 2008 are summarized as follows.

(in thousands)	2008
Allowance at beginning of year	$87,909
Allowance of acquired banks	9,971
Provision for credit losses	134,500
Loans charged off	(82,226)
Recoveries	10,955
Allowance at end of year	$161,109

A summary analysis of changes in the reserve for losses on unfunded credit commitments follows. The reserve is reported with accrued expenses and other liabilities in the consolidated balance sheets.

	Years Ended December 31
(in thousands)	2010	2009	2008
Reserve at beginning of year Provision for credit losses	$2,200	$800	$1,300
Provision for credit losses	(600)	1,400	(500)
Reserve at end of year	$1,600	$2,200	$800

Credit Quality Statistics

Past Due and Nonaccrual Loans and Loans Individually Evaluated for Impairment
A loan is considered past due or delinquent when a contractual principal or interest payment is not received by the due date. The following table provides an aging of past due loans by class of loan of December 31, 2010.

	Past Due
(in thousands)	30-59 days	60-89 days	Over 90 days	Total	Current	Total Loans	Over 90 days and accruing
Commercial & industrial	$4,474	$3,855	$11,079	$19,408	$2,769,785	$2,789,193	$6,210
Owner-occupied real estate	15,225	7,379	11,280	33,884	969,278	1,003,162	1,798
Total commercial & industrial	19,699	11,234	22,359	53,292	3,739,063	3,792,355	8,008
Construction, land & land development	5,249	2,243	24,326	31,818	914,078	945,896	1,635
Other commercial real estate	12,729	3,792	5,255	21,776	1,101,174	1,122,950	1,016
Total commercial real estate	17,978	6,035	29,581	53,594	2,015,252	2,068,846	2,651
Residential mortgage	14,568	9,342	17,260	41,170	911,677	952,847	1,282
Consumer	2,078	769	2,523	5,370	415,308	420,678	2,342
Total	$54,323	$27,380	$71,723	$153,426	$7,081,300	$7,234,726	$14,283

The Company stops accruing interest on a loan when the borrower’s ability to meet contractual payments is in doubt. For commercial and real estate loans, a loan is placed on nonaccrual status generally when it is ninety days past due as to principal or interest and the loan is not otherwise both well secured and in the process of collection. A loan may, however, be placed on nonaccrual status regardless of its past due status. A loan on nonaccrual status may be reinstated to accrual status when full payment of contractual principal and interest is expected and this expectation is supported by current sustained performance.

The totals for loans on nonaccrual status by class of loan were as follows.

	December 31
(in thousands)	2010	2009
Commercial & industrial	$20,859	$40,997
Owner-occupied real estate	20,533	38,913
Total commercial & industrial	41,392	79,910
Construction, land & land development	42,631	181,516
Other commercial real estate	18,364	79,307
Total commercial real estate	60,995	260,823
Residential mortgage	36,807	71,002
Consumer	1,325	2,340
Total nonaccrual loans	$140,519	$414,075

When a loan is moved to nonaccrual status, any accrued but uncollected interest is reversed against interest income. Interest payments on nonaccrual loans are used to reduce the reported principal under the cost recovery method if the collection of the remaining principal is not reasonably assured; otherwise, such payments are recognized as interest income when received. Interest payments accounted for under the cost recovery method may later be recognized in income when loan collections exceed expectations or when workout efforts result in fully rehabilitated credits. The following compares estimated contractual interest income on nonaccrual loans and restructured loans with the cash-basis and cost-recovery interest actually recognized on these loans.

	Years Ended December 31
(in thousands)	2010	2009	2008
Contractual interest Interest recognized	$27,489	$27,078	$15,773
Interest recognized	2,278	1,194	903
Decrease in reported interest income	$25,211	$25,884	$14,870

Information on loans individually evaluated for possible impairment loss follows. All of the impaired loans summarized below are included in the nonperforming loan totals presented above.

(in thousands)	Unpaid Contractual Principal Balance	Recorded Investment with no Allowance	Recorded Investment with an Allowance	Total Recorded Investment	Related Allowance	Average Annual Recorded Investment
December 31, 2010
Commercial & industrial	$10,027	$9,682	$345	$10,027	$25	$22,269
Owner-occupied real estate	11,435	9,299	2,136	11,435	128	35,112
Total commercial & industrial	21,462	18,981	2,481	21,462	153	57,381
Construction, land & land development	27,112	15,524	6,874	22,398	824	133,434
Other commercial real estate	19,735	12,442	1,829	14,271	817	75,546
Total commercial real estate	46,847	27,966	8,703	36,669	1,641	208,980
Residential mortgage	5,300	4,555	-	4,555	-	29,080
Consumer	645	429	-	429	-	705
Total	$74,254	$51,931	$11,184	$63,115	$1,794	$296,146
December 31, 2009
Commercial & industrial	$47,167	$3,084	$32,177	$35,261	$10,016	$24,727
Owner-occupied real estate	38,685	3,720	27,698	31,418	3,009	32,820
Total commercial & industrial	85,852	6,804	59,875	66,679	13,025	57,547
Construction, land & land development	258,404	27,028	137,283	164,311	25,776	169,474
Other commercial real estate	97,032	18,884	56,143	75,027	8,943	63,815
Total commercial real estate	355,436	45,912	193,426	239,338	34,719	233,289
Residential mortgage	49,647	14,556	23,453	38,009	3,656	29,296
Consumer	1,084	300	667	967	62	962
Total	$492,019	$67,572	$277,421	$344,993	$51,462	$321,094

Credit Quality Indicators
As part of the credit risk management process, management monitors trends in certain credit quality indicators with primary emphasis on risk rating grades for C&I and CRE loans, and loan delinquencies for residential mortgage and consumer loans (see above for details).

The risk rating system is utilized to monitor borrower and portfolio quality trends and provides a basis for aggregating loans to analyze historical losses in calculating the allowance for loan losses. The rating reflects the level of risk posed by both the borrower’s expected performance and the transaction’s structure. All C&I and CRE loans are assigned a risk rating at loan inception and renewal, the occurrence of any significant event or at least annually. A description of the general characteristics of the Company’s risk rating grades is as follows:

•
Pass credits (ratings 1 through 5) – These ratings range from high quality credits to marginal credits. High quality credits (ratings 1 through 3) include loans to borrowers with investment grade corporate debt ratings, loans collateralized by liquid assets and loans with above average credit risk exhibiting debt service coverage well above policy criteria. Most of the Company’s C&I and CRE loans are rated satisfactory (rating 4) and have acceptable credit quality with debt capacity or debt service coverage that meets policy criteria and covenants and collateral that provide adequate protection from loss. Marginal credits (rating 5) may exhibit positive debt capacity or debt service coverage that is below loan policy criteria or are subject to fluctuations due to cyclical economic factors.

•
Special Mention credits (rating 6) – This rating is used for loans that have potential weaknesses that may result in loss if uncorrected. For example, borrowers may be experiencing negative operating trends due to adverse economic or market conditions. While loans in this category pose a higher risk of default than pass credits, default is not imminent.

•
Classified credits – This category includes substandard, doubtful and loss rated loans. Substandard loans (rating 7) have well-defined weaknesses that will likely result in loss if not corrected. Borrowers may have currently unprofitable operations, inadequate debt service coverage, inadequate liquidity or marginal capitalization. Repayment may depend on collateral or other secondary sources. Full collection of principal and interest for some substandard loans may be in doubt and such loans are placed on nonaccrual status. Doubtful loans have all the weaknesses inherent in substandard loans and their full collection is highly questionable and improbable. Loss credits are loans that have been determined to be uncollectible. Both doubtful and loss loans are placed on nonaccrual status.

The following table summarizes C&I and CRE loans by risk rating at December 31, 2010 and 2009.

	Commercial & Industrial		Owner-occupied Real Estate		Construction, Land & Land Development		Other Commercial Real Estate
(in thousands)	2010	2009	2010	2009	2010	2009	2010	2009
Pass	$2,510,851	$2,859,213	$834,587	$959,440	$615,803	$1,160,949	$869,113	$1,050,245
Special Mention	79,432	69,601	32,211	22,567	57,980	68,380	105,544	45,116
Classified	198,910	146,526	136,364	97,480	272,113	307,826	148,293	150,992
Total	$2,789,193	$3,075,340	$1,003,162	$1,079,487	$945,896	$1,537,155	$1,122,950	$1,246,353

NOTE 9
BANK PREMISES AND EQUIPMENT

A summary of bank premises and equipment by asset classification follows. Technology projects under development at December 31, 2010 and 2009 related mainly to the Company’s major initiative to upgrade its core banking systems.

	December 31
(in thousands)	2010	2009
Land	$60,202	$59,412
Buildings and improvements	229,340	225,047
Equipment and furnishings	158,664	139,598
Assets under development:
Technology projects	16,906	15,357
Bank premises projects	2,826	2,007
	467,938	441,421
Accumulated depreciation	(235,463)	(218,279)
Total bank premises and equipment	$232,475	$223,142

Provisions for depreciation and amortization included in noninterest expense were as follows.

	Years Ended December 31
(in thousands)	2010	2009	2008
Buildings and improvements Equipment and furnishings	$9,769	$9,626	$8,599
Equipment and furnishings	12,717	10,730	10,434
Total depreciation and amortization expense	$22,486	$20,356	$19,033

At December 31, 2010, the Bank was obligated under a number of noncancelable operating leases, substantially all related to premises. Certain of these leases have escalation clauses and renewal options. Total rental expense was $10.8 million in 2010, $11.2 million in 2009 and $11.0 million in 2008.

As of December 31, 2010, the future minimum rentals under noncancelable operating leases having an initial lease term in excess of one year were as follows.

(in thousands)
2011	$9,766
2012	8,594
2013	8,324
2014	8,041
2015	7,230
Later years	39,969
Total	$81,924

NOTE 10
GOODWILL AND OTHER INTANGIBLE ASSETS

Intangible assets consist mainly of identifiable intangibles, such as the value of deposit relationships, and goodwill acquired in business combinations accounted for as purchases. There were no acquisitions or dispositions of intangible assets during 2010. The balance of goodwill that will not generate future tax deductions was $427 million at December 31, 2010.

Goodwill is tested for impairment at least annually. The impairment test compares the estimated fair value of a reporting unit with its net book value. Whitney has assigned all goodwill to one reporting unit that represents the overall banking operations. The fair value of the reporting unit is based on valuation techniques that market participants would use in the acquisition of the whole unit, such as estimated discounted cash flows, the quoted market price of Whitney’s common stock including an estimated control premium, and observable average price-toearnings and price-to-book multiples of our competitors. No indication of goodwill impairment was identified in the annual assessments as of September 30, 2010 and 2009. Management has been updating the impairment test for goodwill quarterly throughout 2010 and 2009. No indication of goodwill impairment was identified in these interim tests. For the most recent impairment test as of December 31, 2010, the fair value of the reporting unit based on the discounted cash flow analysis was estimated to be approximately 14% higher than book value. Additional support for the fair value of the reporting unit was provided by the price indicated in the pending merger with Hancock.

Identifiable intangible assets with finite lives are amortized over the periods benefited and are evaluated for impairment similar to other long-lived assets. The Company’s only significant identifiable intangible assets reflect the value of deposit relationships, all of which have finite lives. The weighted-average remaining life of identifiable intangible assets was approximately 2.4 years at December 31, 2010.

The carrying value of intangible assets subject to amortization was as follows, including changes during 2010.

(in thousands)	Purchase Value	Accumulated Amortization	Carrying Value
Balance at December 31, 2009	$40,528	$(26,412)	$14,116
Amortization	-	(5,194)	(5,194)
Fully-amortized assets	(2,230)	2,230	-
Balance at December 31, 2010	$38,298	$(29,376)	$8,922

The amortization of intangible assets included in noninterest expense totaled $5.2 million in 2010, $8.8 million in 2009 and $7.8 million in 2008.

The following shows estimated amortization expense for the five succeeding years, calculated based on current amortization schedules.

(in thousands)
2011	$3,389
2012	2,220
2013	1,377
2014	905
2015	469

NOTE 11
DEPOSITS

The composition of deposits was as follows.

	December 31
(in thousands)	2010	2009
Noninterest-bearing demand deposits	$3,523,518	$3,301,354
Interest-bearing deposits:
NOW account deposits	1,309,738	1,299,274
Money market deposits	1,913,224	1,823,548
Savings deposits	903,302	840,135
Other time deposits	689,301	799,142
Time deposits $100,000 and over	1,064,320	1,086,441
Total interest-bearing deposits	5,879,885	5,848,540
Total deposits	$9,403,403	$9,149,894

Time deposits of $100,000 or more include balances in treasury-management deposit products for commercial and certain other larger deposit customers. Balances maintained in such products totaled $188 million and $151 million at December 31, 2010 and 2009, respectively. Most of these deposits mature on a daily basis.

Scheduled maturities of all time deposits at December 31, 2010 were as follows.

(in thousands)
2011	$1,451,559
2012	224,588
2013	77,006
2014	150
2015 and thereafter	318
Total	$1,753,621

NOTE 12
SHORT-TERM BORROWINGS
Short-term borrowings consisted of the following.

	December 31
(in thousands)	2010	2009
Securities sold under agreements to repurchase	$523,324	$711,896
Federal funds purchased	13,968	15,810
Treasury Investment Program	6,200	6,900
Total short-term borrowings	$543,492	$734,606

The Bank borrows funds on a secured basis by selling securities under agreements to repurchase, mainly in connection with treasury-management services offered to its deposit customers. Repurchase agreements generally mature daily. The Bank has the ability to exercise legal authority over the underlying securities. Additional information about securities sold under repurchase agreements follows.

(dollars in thousands)	2010	2009	2008
At December 31
Interest rate	.13%	.16%	.15%
Balance	$523,324	$711,896	$780,059
Average for the year
Effective interest rate	.16%	.16%	1.31%
Balance	$659,147	$648,106	$637,164
Maximum month-end outstanding	$738,996	$732,514	$780,059

Federal funds purchased represent unsecured borrowings from other banks, generally on an overnight basis. Additional information about federal funds purchased follows.

(dollars in thousands)	2010	2009	2008
At December 31
Interest rate	.13%	.15%	.27%
Balance	$13,968	$15,810	$479,837
Average for the year
Effective interest rate	.14%	.26%	1.71%
Balance	$11,716	$72,385	$261,289
Maximum month-end outstanding	$13,968	$159,446	$661,076

From time to time, the Bank uses advances from the Federal Home Loan Bank (FHLB) as an additional source of short-term funds, although no advances were outstanding at December 31, 2010 and 2009. FHLB advances are secured by a blanket lien on Bank loans secured by real estate. Additional information about FHLB advances outstanding during 2009 and 2008 follows. The Bank made no use of short-term FHLB advances during 2010.

(dollars in thousands)	2009	2008
Average for the year
Effective interest rate	.58%	2.08%
Balance	$202,192	$286,001
Maximum month-end outstanding	$500,000	$501,694

During 2009, the Bank obtained borrowings through the Federal Reserve’s Term Auction Facility (TAF). TAF borrowings averaged $61 million with an effective interest rate of .25%, and the maximum outstanding during 2009 was $400 million. The Bank made no TAF borrowings during 2010 or 2008. At December 31, 2010, the Bank has unused borrowing capacity with the Federal Reserve that is secured by the pledge of selected loans and investment securities.

Under the Treasury Investment Program, temporary excess U.S. Treasury receipts are loaned to participating financial institutions at 25 basis points under the federal funds rate. Repayment of these borrowed funds can be demanded at any time, and the Bank pledges securities as collateral. Maximum month-end borrowings under this program totaled approximately $7 million during 2010 and $10 million during 2009.

NOTE 13 LONG-TERM DEBT

Long-term debt consisted of the following.

	December 31
(in thousands)	2010	2009
Subordinated notes payable	$149,836	$149,810
Subordinated debentures	16,798	17,029
Other long-term debt	52,937	32,868
Total long-term debt	$219,571	$199,707

The Bank’s $150 million par value subordinated notes carry an interest rate of 5.875% and mature April 1, 2017. These notes qualify as capital for the calculation of the regulatory ratio of total capital to risk-weighted assets, subject to certain limitations as they approach maturity.

In connection with bank acquisitions, the Company assumed obligations under subordinated debentures payable to unconsolidated trusts that issued trust preferred securities. The weighted-average yield was approximately 4.32% at year-end 2010. The debentures have maturities from 2031 through 2034, but they may be called with prior regulatory approval beginning at various dates through early 2011. Subject to certain adjustments, these debentures currently qualify as capital for the calculation of regulatory capital ratios.

Substantially all of the other long-term debt consists of borrowings associated with tax credit fund activities. These borrowings mature at various dates beginning in 2015 through 2017.

NOTE 14
OTHER ASSETS AND ACCRUED EXPENSES AND OTHER LIABILITIES

The more significant components of other assets and accrued expenses and other liabilities at December 31, 2010 and 2009 were as follows.

	December 31
(in thousands)	2010	2009
Other Assets
Cash surrender value of life insurance	$180,329	$174,296
Net deferred income tax asset	150,199	85,825
Foreclosed assets and surplus property	87,696	52,630
Prepaid FDIC insurance assessments	49,360	68,012
Prepaid pension asset	14,609	-
Other prepaid expenses	10,393	9,582
Recoverable income taxes	55,827	32,942
Low-income housing tax credit fund investments	6,822	9,503
Miscellaneous investments, receivables and other assets	55,795	61,051
Total other assets	$611,030	$493,841
Accrued Expenses and Other Liabilities
Accrued taxes and other expenses	$30,302	$20,063
Dividend payable	850	832
Liability for pension benefits	14,465	23,170
Liability for postretirement benefits other than pensions	15,819	19,043
Trade date obligations	5	30,060
Reserve for losses on unfunded credit commitments	1,600	2,200
Reserve for losses on loan repurchase obligations	1,750	-
Miscellaneous payables, deferred income and other liabilities	33,466	19,594
Total accrued expenses and other liabilities	$98,257	$114,962

See Note 23 for a discussion of the Company’s process for evaluating the realizability of deferred tax assets. The reserve for losses on mortgage loan repurchase obligations is discussed in Note 20.

Life insurance policies purchased under a bank-owned life insurance program are carried at their cash surrender value, which represents the amount that could be realized as of the reporting date. Earnings on these policies are reported in noninterest income and are not taxable.

The total for miscellaneous investments, receivables and other assets at December 31, 2010 and 2009, included approximately $17 million and $25 million, respectively, of investments in auction rate securities (ARS), which are investment grade securities with underlying holdings of municipal securities. The ARS were purchased at par from brokerage customers to provide a source of liquidity. Disruptions in the broader credit markets led to failed auctions in the ARS market and a resulting period of illiquidity. While management believes the ARS will be redeemed at par, the actual timing of redemptions is uncertain. These investments are carried at their estimated fair values.

The Bank and one of its subsidiaries own various property interests that were acquired in routine banking transactions generally before 1933. There was no ready market for these assets when they were initially acquired, and, as was general banking practice at the time, they were written down to a nominal value. The assets include direct and indirect ownership interests in scattered undeveloped acreage, various mineral interests, and a few commercial and residential sites primarily in southeast Louisiana.

The revenues and direct expenses related to these grandfathered property interests that are included in the statements of income follow.

	Years Ended December 31
(in thousands)	2010	2009	2008
Revenues Direct expenses	$1,489	$1,940	$3,898
Direct expenses	162	193	230

NOTE 15
EMPLOYEE BENEFIT PLANS

Retirement Plans
Whitney has a noncontributory qualified defined benefit pension plan. The benefits are based on an employee’s total years of service and his or her highest consecutive five-year level of compensation during the final ten years of employment. Contributions are made in amounts sufficient to meet funding requirements set forth in federal employee benefit and tax laws plus such additional amounts as the Company may determine to be appropriate. Based on currently available information, the Company anticipates making a contribution of approximately $8.5 million during 2011.

During the fourth quarter of 2008, Whitney’s Board of Directors approved amendments to the qualified plan (a) to limit eligibility to those employees who were employed on December 31, 2008 and (b) to freeze benefit accruals for all participants other than those who were fully vested and whose age and years of benefit service combined equaled at least fifty as of December 31, 2008.

Whitney also has an unfunded nonqualified defined benefit pension plan that provides retirement benefits to designated executive officers. These benefits are calculated using the qualified plan’s formula, but without applying the restrictions imposed on qualified plans by certain provisions of the Internal Revenue Code. Benefits that become payable under the nonqualified plan supplement amounts paid from the qualified plan.

The following table details the changes in the actuarial present value of the qualified and nonqualified pension benefit obligations and in the plans’ assets for the years ended December 31, 2010 and 2009. The table also shows the funded status of each plan at each year end and the amounts recognized in the Company’s consolidated balance sheets. Whitney uses a December 31 measurement date for all of its defined benefit retirement plans and other postretirement benefit plans.

	2010		2009
(in thousands)	Qualified	Nonqualified	Qualified	Nonqualified
Changes in benefit obligation
Benefit obligation, beginning of year	$182,623	$14,364	$166,909	$11,935
Service cost for benefits	5,492	272	5,721	336
Interest cost on benefit obligation	10,758	786	10,186	816
Net actuarial (gain) loss	13,413	(136)	5,886	2,085
Benefits paid	(6,346)	(821)	(6,079)	(808)
Benefit obligation, end of year	205,940	14,465	182,623	14,364
Changes in plan assets
Plan assets at fair value, beginning of year	173,817	-	140,097	-
Actual return on plan assets	25,248	-	27,606	-
Employer contribution	28,500	821	12,875	808
Benefits paid	(6,346)	(821)	(6,079)	(808)
Plan expenses	(670)	-	(682)	-
Plan assets at fair value, end of year	220,549	-	173,817	-
Funded status and pension asset (liability) recognized	$14,609	$(14,465)	$(8,806)	$(14,364)

The weighted-average assumptions used to determine the benefit obligation for both the qualified and nonqualified plans at December 31, 2010 and 2009 follow. The assumption regarding the rate of future compensation increases applied only to participants who were not subject to the benefit freeze.

	2010	2009
Discount rate	5.50%	6.00%
Rate of future compensation increases	3.58	3.58

The accumulated benefit obligation was $187 million and $163 million, respectively, for the qualified plan at December 31, 2010 and 2009, and $14 million and $13 million, respectively, for the nonqualified plan. The calculation of the accumulated benefit obligation ignores the assumption about future compensation levels.

Benefit payments under the qualified and nonqualified plans are expected to total $8.3 million in 2011, $9.0 million in 2012, $9.8 million in 2013, $10.6 million in 2014, $11.3 million in 2015, and $69.2 million for the next five years combined. These estimates were developed based on the same assumptions used in measuring benefit obligations as of December 31, 2010.

The components of net periodic pension expense were as follows for the qualified and nonqualified plans.

	2010		2009		2008
(in thousands)	Qualified	Nonqualified	Qualified	Nonqualified	Qualified	Nonqualified
Service cost for benefits in period	$5,492	$272	$5,721	$336	$8,128	$251
Interest cost on benefit obligation	10,758	786	10,186	816	9,381	683
Expected return on plan assets	(13,001)	-	(11,199)	-	(10,877)	-
Amortization of:
Net actuarial loss	3,058	82	5,288	224	822	257
Prior service cost (credit)	(14)	336	(14)	337	(93)	7
Net periodic pension expense	$6,293	$1,476	$9,982	$1,713	$7,361	$1,198

The Company used the following weighted-average assumptions to determine the net pension expense for both the qualified and nonqualified plans for each of the three years in the period ended December 31, 2010. For 2010 and 2009, the assumption regarding the rate of future compensation increases applied only to participants who were not subject to the benefit freeze.

	2010	2009	2008
Discount rate	6.00%	6.00%	6.00%
Rate of future compensation increases	3.58	3.58	3.58
Expected long-term return on plan assets	7.50	8.00	8.00

The following table shows changes in the amounts recognized in accumulated other comprehensive income or loss during 2010 and 2009 for both the qualified and nonqualified plans. The Company expects to recognize $2.8 million of the net actuarial loss and $.3 million of the prior service cost included in accumulated other comprehensive loss at the end of 2010 as a component of net pension expense in 2011.

(in thousands)	Net actuarial gain (loss)	Prior service (cost) credit	Total	Tax effect	Total, net of tax
Balance at December 31, 2008	$(65,730)	$(49)	$(65,779)	$23,022	$(42,757)
Changes arising during the period	12,018	(2,108)	9,910	(3,468)	6,442
Adjustments for amounts recognized in net periodic benefit cost	5,512	323	5,835	(2,042)	3,793
Recognized in comprehensive income (loss)	17,530	(1,785)	15,745	(5,510)	10,235
Balance at December 31, 2009	(48,200)	(1,834)	(50,034)	17,512	(32,522)
Changes arising during the period	(1,701)	-	(1,701)	596	(1,105)
Adjustments for amounts recognized in net periodic benefit cost	3,140	321	3,461	(1,211)	2,250
Recognized in comprehensive income (loss)	1,439	321	1,760	(615)	1,145
Balance at December 31, 2010	$(46,761)	$(1,513)	$(48,274)	$16,897	$(31,377)

The following table shows the percentage allocation of plan assets by investment category at December 31, 2010 and 2009, as well as the long-range average target allocation currently set by the investment manager and the target allocation ranges specified in the plan’s investment policy. The allocation to cash investments at the end of 2010 reflects the pending investment of a $20 million employer contribution made in late December 2010.

	Actual Allocation		Long-range Average	Policy
	2010	2009	Target	Range
Equity securities:
U. S. large cap	23%	23%
U. S. small cap	23	23
International	14	18
Index funds	2	-
Total equity securities	62	64	55%	40-70%
Corporate debt securities	10	15
U. S. government and agency securities and other debt securities	18	18
Total debt securities	28	33	40	30-50
Cash investments	10	3	5	0-10
Total	100%	100%

Whitney determines its assumption regarding the expected long-term return on plan assets with reference to the plan’s investment policy and practices, including the tolerance for market and credit risk, and historical returns for benchmark indices specified in the policy. The policy communicates risk tolerance in terms of diversification criteria and constraints on investment quality. The plan may not hold debt securities of any single issuer, except the U.S. Treasury and U.S. government agencies, in excess of 10% of plan assets. In addition, all purchases for the debt portfolio are limited to investment grade securities of less than 10 years’ of average life. The policy also calls for diversification of equity holdings across business segments and states a preference for holdings in companies that demonstrate consistent growth in earnings and dividends. No company’s equity securities shall comprise more than 5% of the plan’s total market value. Limited use of derivatives is authorized by the policy, but the investment manager has not employed these instruments.

Plan assets included 39,175 shares of Whitney common stock with a value of $.6 million (.25% of plan assets) at December 31, 2010 and $.4 million (.23% of plan assets) at December 31, 2009.

The fair value measurements of the plan’s assets at December 31, 2010 and 2009 are summarized below by the level of inputs used in the fair value measurement process. The hierarchy of fair value measurements is discussed in Note 19.

	December 31, 2010 Fair Value Measurement Using
(in thousands)	Level 1	Level 2	Level 3	Total
Equity securities	$135,981	$-	$-	$135,981
Corporate debt securities	-	21,182	-	21,182
U. S. government and agency securities and other debt securities	-	40,510	-	40,510
Cash investments	22,876	-	-	22,876
Total investments at fair value	$158,857	$61,692	$-	$220,549

	December 31, 2009 Fair Value Measurement Using
(in thousands)	Level 1	Level 2	Level 3	Total
Equity securities	$111,945	$-	$-	$111,945
Corporate debt securities	-	25,975	-	25,975
U. S. government and agency securities and other debt securities	-	29,829	-	29,829
Cash investments	6,068	-	-	6,068
Total investments at fair value	$118,013	$55,804	$-	$173,817

Whitney sponsors an employee savings plan under Section 401(k) of the Internal Revenue Code that covers substantially all full-time employees. The Company annually matches the savings of each participant up to 4% of his or her compensation. Tax law imposes limits on total annual participant savings. Participants are fully vested in their savings and in the matching Company contributions at all times. Concurrent with the defined-benefit plan amendments in late 2008, the Board also approved amendments to the employee savings plan. These amendments authorized the Company to make discretionary profit sharing contributions, beginning in 2009, on behalf of participants in the savings plan who are either (a) ineligible to participate in the qualified defined-benefit plan or (b) subject to the freeze in benefit accruals under the defined-benefit plan. The discretionary profit sharing contribution for a plan year is up to 4% of the participants’ eligible compensation for such year and is allocated only to participants who are employed on the first day of the plan year and at year end. Participants must complete three years of service to become vested in the Company’s contributions, subject to earlier vesting in the case of retirement, death or disability. The expense of the Company’s matching contributions was approximately $4.2 million in 2010, $4.1 million in 2009 and $3.8 million in 2008. The discretionary contributions were $2.7 million for 2010 and $2.6 million for 2009.

Health and Welfare Plans
Whitney has offered health care and life insurance benefit plans for retirees and their eligible dependents. Participant contributions are required under the health plan. All health care benefits are covered under contracts with health maintenance or preferred provider organizations or insurance contracts. The Company funds its obligations under these plans as contractual payments come due to health care organizations and insurance companies. Currently, these plans restrict eligibility for postretirement health benefits to retirees already receiving benefits as of the plan amendments in 2007 and to those active participants who were eligible to receive benefits as of December 31, 2007. Life insurance benefits are currently only available to employees who retired before December 31, 2007.

The following table presents changes in the actuarial present value of the postretirement benefit obligation, the funded status of the plan, and the related amounts recognized and not recognized in the Company’s consolidated balance sheets.

(in thousands)	2010	2009
Changes in benefit obligation
Benefit obligation, beginning of year	$19,043	$18,044
Interest cost on benefit obligation	883	1,063
Participant contributions	886	434
Net actuarial (gain) loss	(3,012)	1,198
Benefits paid, net of Medicare subsidy received	(1,981)	(1,696)
Benefit obligation, end of year	15,819	19,043
Changes in plan assets
Plan assets, beginning of year	-	-
Employer contributions	1,095	1,262
Participant contributions	886	434
Benefits paid, net of Medicare subsidy received	(1,981)	(1,696)
Plan assets, end of year	-	-
Funded status and postretirement benefit liability recognized	$(15,819)	$(19,043)

Annual benefit payments, net of Medicare subsidies, are expected to range between approximately $1.0 million and $1.4 million over the next ten years. These estimates were developed based on the same assumptions used in measuring benefit obligations as of December 31, 2010.

The discount rates used to determine the present value of the postretirement benefit obligation and the net periodic expense were the same as those shown above for the defined benefit pension plan. The Company also assumed the following trends in health care costs for the actuarial calculation of the benefit obligation at December 31, 2010 and 2009.

	Pre- and Post-
	Medicare Age Cost
	2010	2009
Cost trend rate for next year	8.0%	8.5%
Ultimate rate to which the cost trend rate gradually declines	5.0	5.0
Year in which the ultimate trend rate is reached	2024	2024

The net periodic expense recognized for postretirement benefits was immaterial in 2010, 2009 and 2008.

The following shows changes in the amounts recognized in accumulated other comprehensive income or loss during 2010 and 2009.

(in thousands)	Net actuarial gain (loss)	Prior service (cost) credit	Total	Tax effect	Total net of tax
Balance at December 31, 2008	$(12,085)	$7,264	$(4,821)	$1,688	$(3,133)
Changes arising during the period	(1,198)	-	(1,198)	419	(779)
Adjustments for amounts recognized in net periodic benefit cost	2,367	(2,235)	132	(46)	86
Recognized in comprehensive income (loss)	1,169	(2,235)	(1,066)	373	(693)
Balance at December 31, 2009	(10,916)	5,029	(5,887)	2,061	(3,826)
Changes arising during the period	3,012	-	3,012	(1,054)	1,958
Adjustments for amounts recognized in net periodic benefit cost	1,406	(2,206)	(800)	279	(521)
Recognized in comprehensive income (loss)	4,418	(2,206)	2,212	(775)	1,437
Balance at December 31, 2010	$(6,498)	$2,823	$(3,675)	$1,286	$(2,389)

NOTE 16
SHARE-BASED COMPENSATION

Whitney maintains incentive compensation plans that incorporate share-based compensation. The plans for both employees and directors have been approved by the Company’s shareholders. The most recent long-term incentive plan for key employees was approved in 2007 (the 2007 plan).

The Compensation and Human Resources Committee (the Committee) of the Board of Directors administers the employee plans, designates who will participate and authorizes the awarding of grants. Under the 2007 plan, participants may be awarded stock options, restricted stock and stock units, including those subject to the attainment of performance goals, and stock appreciation rights, as well as other stock-based awards that the Committee deems consistent with the plan’s purposes. These are substantially the same as the awards that were available under prior plans. To date, the Committee has awarded both stock options as well as performance-based and tenure-based restricted stock and restricted stock units under the 2007 plan or prior plans.

The 2007 plan authorizes awards with respect to a maximum of 3,200,000 Whitney common shares. Shares subject to awards that have been settled in cash are not counted against the maximum authorization. At December 31, 2010, the Committee could make future awards with respect to 1,388,916 shares. The stock issued for employee or director awards may come from unissued shares or shares held in treasury.

The directors’ plan as originally implemented provided for an annual award of common stock and stock options to nonemployee directors. The Board of Directors subsequently amended the plan to eliminate the annual award of stock options beginning in 2009 and to reduce the aggregate number of common shares authorized to be issued to no more than 937,500. At December 31, 2010, 339,724 shares remain available for future award and issuance under the directors’ plan.

Employees forfeit their restricted stock units if they terminate employment within three years of the award date, although they can retain a prorated number of units in the case of retirement, death, disability and, in limited circumstances, involuntary termination. During the three-year period, they cannot transfer or otherwise dispose of the units awarded. Additional restrictions apply to the units awarded to certain highly-compensated award recipients as long as the preferred stock issued to the U.S. Department of Treasury (Treasury), as discussed in Note 17, is outstanding. The performance-based restricted stock units that ultimately vest are determined with reference to Whitney’s financial performance over a three-year period in relation to that of a designated peer group. All employee restricted stock units would vest and the restrictions on their shares would lapse upon a change in control of the Company. The directors’ stock grants are fully vested upon award.

The following table recaps changes during 2010 in the number of shares that are expected to ultimately be issued with respect to employees’ performance-based and tenure-based restricted stock units, taking into consideration expected performance factors but not expected forfeitures.

	Tenure-based		Performance-based
		Weighted-		Weighted-
		Average		Average
		Grant Date		Grant Date
	Shares	Fair Value	Shares	Fair Value
Nonvested at December 31, 2009	702,458	$13.21	233,688	$23.27
Granted	575,157	9.99	-	-
Net change on updated performance estimates	-	-	11,517	18.77
Vested	(92,612)	28.35	(105,329)	28.76
Actual forfeitures	(51,285)	10.64	(5,494)	18.77
Nonvested at December 31, 2010	1,133,718	$10.46	134,382	$18.77

The Company recognized compensation expense with respect to employee restricted stock units of $4.7 million in 2010, $4.1 million in 2009 and $6.9 million in 2008. The income tax benefits associated with this compensation were approximately $1.6 million, $1.4 million and $2.4 million, respectively, in 2010, 2009 and 2008. Unrecognized compensation related to restricted stock units expected to vest totaled $7.3 million at December 31, 2010. This compensation will be recognized over an expected weighted-average period of 2.02 years. The total fair value of the restricted stock units that vested during 2010 was $1.9 million, based on the closing market price of Whitney’s common stock on the vesting dates. The fair value of vested restricted stock and stock units totaled $3.5 million in 2009 and $6.6 million in 2008.

Directors’ stock grants totaled 42,172 shares in 2010, 39,312 shares in 2009 and 6,750 shares in 2008. The aggregate grant date fair value of these awards was $390,000 in 2010, $360,000 in 2009 and $124,000 in 2008.

The following table summarizes combined stock option activity under the employee and director plans.

	Number	Weighted- Average Exercise Price
Outstanding at December 31, 2007	2,812,978	$26.44
Grants	262,437	18.69
Exercises	(55,814)	20.18
Vested expirations and unvested forfeitures	(452,313)	27.76
Outstanding at December 31, 2008	2,567,288	25.55
Grants	-	-
Exercises	-	-
Vested expirations and unvested forfeitures	(360,700)	24.28
Outstanding at December 31, 2009	2,206,588	25.76
Grants	-	-
Exercises	-	-
Vested expirations and unvested forfeitures	(348,417)	23.47
Outstanding at December 31, 2010	1,858,171	$26.19
Exercisable at December 31, 2010	1,672,192	$27.01

For awards during or after 2006, employees can first exercise their stock options beginning three years from the grant date, provided they are still employed. A prorated number of options can vest and become immediately exercisable upon an employee’s retirement, death or disability within this three-year period, and all options would vest upon a change in control of the Company. All employee options expire after ten years, although an earlier expiration applies in the case of retirement, death or disability. The exercise price for employee options is set at an amount not lower than the market price for Whitney’s stock on the grant date. Before 2006, employee stock options were awarded without the three-year service requirement, but otherwise had substantially the same terms as the options awarded during or after 2006. Directors’ stock options are immediately exercisable and expire no later than ten years from the grant date. The exercise price for directors’ options was set at the closing market price for the Company’s stock on the grant date.

The following table presents certain additional information about stock options as of December 31, 2010. The intrinsic value of an option is the excess of the closing market price of Whitney’s common stock over its exercise price.

(dollars in thousands, except per share data) Range of Exercise Prices	Number	Weighted- Average Years to Expiration	Weighted- Average Exercise Price	Aggregate Intrinsic Value
Options Exercisable
$18.30-$18.77	169,717	2.2	$18.51
$20.52-$22.58	494,948	1.9	22.34
$28.86-$29.83	524,402	4.3	28.90
$30.10-$35.41	483,125	5.0	32.73
$18.30-$35.41	1,672,192	3.6	$27.01	$-
Options Outstanding
$18.30-$35.41	1,858,171	4.0	$26.19	$-

The following table provides information on total cash proceeds received on option exercises, the intrinsic value of options exercised by employees and directors based on the Company’s closing stock price as of the exercise dates, and related tax benefits realized by Whitney. The tax benefit in each year was credited to capital surplus. The impact of the tax benefit was reported as a cash flow from financing activities in the consolidated statement of cash flows. The Company recognized compensation expense with respect to employee and director stock options of $.4 million in 2010, $.7 million in 2009 and $.9 million in 2008.

	Years Ended December 31
(in thousands)	2010	2009	2008
Proceeds from option exercises	$-	$-	$884
Intrinsic value of option exercised	-	-	228
Tax benefit realized	-	-	77

The fair values of the stock options were estimated as of the grant dates using the Black-Scholes option-pricing model. The significant assumptions made in applying the option-pricing model are shown in following table. Both the volatility assumption and the weighted-average life assumption were based primarily on historical experience. No stock options were awarded in 2010 or 2009.

2008
Weighted-average expected annualized volatility	24.38%
Weighted-average option life (in years)	6.59
Expected annual dividend yield	4.00%
Weighted-average risk-free interest rate	3.85%
Weighted-average grant date fair value of options awarded	$3.47

NOTE 17
SHAREHOLDERS’ EQUITY, CAPITAL REQUIREMENTS AND OTHER REGULATORY MATTERS

Common Stock Offering
During the fourth quarter of 2009, Whitney announced and completed an underwritten public offering of the Company’s common stock. The underwriters purchased 28.75 million shares at a public offering price of $8.00 per share. The net proceeds to the Company after deducting offering expenses and underwriting discounts and commissions totaled $218 million.

Senior Preferred Stock
In December 2008, Whitney issued 300,000 shares of senior preferred stock to the Treasury under the Capital Purchase Program (CPP) established under the Troubled Asset Relief Program (TARP) that was created as part of the Emergency Economic Stabilization Act of 2008 (EESA). The preferred shares were issued with no par value and have a liquidation amount of $1,000 per share. Treasury also received a ten-year warrant to purchase 2,631,579 shares of Whitney common stock at an exercise price of $17.10 per share. The aggregate proceeds were $300 million, and the total capital raised qualifies as Tier 1 regulatory capital and can be used in calculating all regulatory capital ratios.

Cumulative preferred stock dividends are payable quarterly at a 5% annual rate on the per share liquidation amount for the first five years and 9% thereafter. Whitney may redeem the preferred stock from the Treasury at any time without penalty, subject to the Treasury’s consultation with the Company’s primary regulatory agency.

Whitney may not declare or pay dividends on its common stock or, with certain exceptions, repurchase common stock without first having paid all accrued cumulative preferred dividends that are due to Treasury. For three years from the preferred stock issue date, the Company also may not increase its common stock dividend rate above a quarterly rate of $.31 per share or repurchase its common shares without Treasury’s consent, unless Treasury has transferred all the preferred shares to third parties or the preferred stock has been redeemed.

Regulatory Capital Requirements
Measures of regulatory capital are an important tool used by regulators to monitor the financial health of financial institutions. The primary quantitative measures used by regulators to gauge capital adequacy are the ratio of Tier 1 regulatory capital to average total assets, also known as the leverage ratio, and the ratios of Tier 1 and total regulatory capital to risk-weighted assets. The regulators define the components and computation of each of these ratios. The minimum capital ratios for both the Company and the Bank are generally 4% leverage, 4% Tier 1 capital and 8% total capital.

To evaluate capital adequacy, regulators compare an institution’s regulatory capital ratios with their agency guidelines, as well as with the guidelines established as part of the uniform regulatory framework for prompt corrective supervisory action toward insured institutions. In reaching an overall conclusion on capital adequacy or assigning an appropriate classification under the uniform framework, regulators must also consider other subjective and quantitative assessments of risk associated with the institution. Regulators will take certain mandatory as well as possible additional discretionary actions against institutions that they judge to be inadequately capitalized. These actions could materially impact the institution’s financial position and results of operations.

The actual capital amounts and ratios for the Company and the Bank are presented in the following tables, together with the corresponding capital amounts determined using regulatory guidelines.

(dollars in thousands) December 31, 2010	Actual Amount	Ratio	Minimum(a)	Well- Capitalized(b)
Leverage (Tier 1 Capital to Average Assets):
Company	$972,105	8.69%	$447,336	(c)
Bank	916,956	8.21	446,728	$558,410
Tier 1 Capital (to Risk-Weighted Assets):
Company	972,105	10.97	354,419	531,628
Bank	916,956	10.37	353,746	530,619
Total Capital (to Risk-Weighted Assets):
Company	1,234,026	13.93	708,838	886,047
Bank	1,178,667	13.33	707,492	884,366
December 31, 2009
Leverage (Tier 1 Capital to Average Assets):
Company	$1,242,268	11.05%	$449,830	(c)
Bank	999,176	8.90	449,259	$561,574
Tier 1 Capital (to Risk-Weighted Assets):
Company	1,242,268	13.00	382,105	573,158
Bank	999,176	10.48	381,476	572,214
Total Capital (to Risk-Weighted Assets):
Company	1,512,800	15.84	764,211	955,263
Bank	1,269,512	13.31	762,952	953,689

(a)       Minimum capital required for capital adequacy purposes.

(b)       Capital required for well-capitalized status under regulatory framework for prompt corrective action.

(c)       Not applicable.

Under the regulatory framework for prompt corrective action, the capital levels of banks are categorized into one of five classifications ranging from well-capitalized to critically under-capitalized. For an institution to be eligible to be classified as well-capitalized, its leverage, Tier 1 and total capital ratios must be at least 5%, 6% and 10%, respectively. If an institution fails to maintain a well-capitalized classification, it will be subject to a series of operating restrictions that increase as the capital condition worsens.

Regulators may, however, set higher capital requirements for an individual institution when particular circumstances warrant. As a result of the current difficult operating environment and recent operating losses, the Bank has committed to its primary regulator that it will maintain higher capital ratios with a leverage of at least 8%, a Tier 1 regulatory capital ratio of at least 9%, and a total capital ratio of at least 12%. As of December 31, 2010, the Bank’s regulatory capital ratios exceeded the requisite capital levels to both satisfy these target minimums and to be eligible to be classified as well-capitalized.

Bank holding companies must also have at least a 6% Tier 1 capital ratio and a 10% total capital ratio to be considered well-capitalized for various regulatory purposes, and the Company satisfied these criteria at December 31, 2010. As noted above, the capital that was raised through the issuance of preferred stock to Treasury as part of TARP qualifies as Tier 1 regulatory capital and was used in calculating all of the Company’s regulatory capital ratios.

Regulatory Restrictions on Dividends
At December 31, 2010, the Company had approximately $54 million in cash and demand notes from the Bank available to provide liquidity for future dividend payments to its common and preferred shareholders and other corporate purposes, including making additional capital contributions to the Bank.

Regulatory policy statements provide that generally bank holding companies should only pay dividends out of current operating earnings and that the level of dividends, if any, must be consistent with current and expected capital requirements. The Company must currently obtain regulatory approval before increasing the common dividend rate above the current quarterly level of $.01 per share and must provide prior notice to its primary regulator in advance of declaring dividends on either its common on preferred stock.

Dividends received from the Bank have been the primary source of funds available to the Company for the declaration and payment of dividends to Whitney’s shareholders, both common and preferred. There are various regulatory and statutory provisions that limit the amount of dividends that the Bank can distribute to the Company. Because of recent losses, the Bank currently has no capacity to declare dividends to the Company without prior regulatory approval.

Other Regulatory Matters
Under current Federal Reserve regulations, the Bank is limited in the amounts it may lend to the Company to a maximum of 10% of its capital and surplus, as defined in the regulations. Any such loans must be collateralized from 100% to 130% of the loan amount, depending upon the nature of the underlying collateral. The Bank made no loans to the Company during 2010 and 2009.

Banks are required to maintain currency and coin or a balance with the Federal Reserve Bank to meet reserve requirements based on a percentage of deposits. During 2010 and 2009, the Bank covered substantially all its reserve maintenance requirement with balances of coin and currency.

NOTE 18
OFF-BALANCE SHEET FINANCIAL INSTRUMENTS AND DERIVATIVES

Off-Balance Sheet Financial Instruments
To meet the financing needs of its customers, the Bank issues financial instruments that represent conditional obligations that are not recognized, wholly or in part, in the consolidated balance sheets. These financial instruments include commitments to extend credit under loan facilities and guarantees under standby and other letters of credit. Such instruments expose the Bank to varying degrees of credit and interest rate risk in much the same way as funded loans.

Revolving loan commitments are issued primarily to support commercial activities. The availability of funds under revolving loan commitments generally depends on whether the borrower continues to meet credit standards established in the underlying contract and has not violated other contractual conditions. A number of such commitments are used only partially or, in some cases, not at all before they expire. Nonrevolving loan commitments are issued mainly to provide financing for the acquisition and development or construction of real property, both commercial and residential, although not all are expected to lead to permanent financing by the Bank. Loan commitments generally have fixed expiration dates and may require payment of a fee. Credit card and personal credit lines are generally subject to cancellation if the borrower’s credit quality deteriorates, and many lines remain partly or wholly unused.

Substantially all of the letters of credit are standby agreements that obligate the Bank to fulfill a customer’s financial commitments to a third party if the customer is unable to perform. The Bank issues standby letters of credit primarily to provide credit enhancement to its customers’ other commercial or public financing arrangements and to help them demonstrate financial capacity to vendors of essential goods and services. Approximately 90% of the letters of credit outstanding at December 31, 2010 were rated as having average or better credit risk under the Bank’s credit risk rating guidelines. Approximately half of the total obligations under standby letters of credit outstanding at year-end 2010 have a term of one year or less.

The Bank’s exposure to credit losses from these financial instruments is represented by their contractual amounts. The Bank follows its standard credit policies in approving loan facilities and financial guarantees and requires collateral support if warranted. The required collateral could include cash instruments, marketable securities, accounts receivable, inventory, property, plant and equipment, and income-producing commercial property. See Note 8 for a summary analysis of changes in the reserve for losses on unfunded credit commitments.

A summary of off-balance sheet financial instruments follows.

	December 31
(in thousands)	2010	2009
Loan commitments – revolving	$2,418,612	$2,296,865
Loan commitments – nonrevolving	229,094	239,313
Credit card and personal credit lines	585,438	560,116
Standby and other letters of credit	336,226	364,294

Derivative Financial Instruments
During 2009, the Bank began offering interest rate swap agreements to commercial banking customers seeking to manage their interest rate risk. For each customer swap agreement, the Bank has entered into an offsetting agreement with an unrelated financial institution. These derivative financial instruments are carried at fair value, with changes in fair value recorded in current period earnings. The aggregate notional amounts of both customer interest rate swap agreements and the offsetting agreements were each $146 million at December 31, 2010 and each $30 million at December 31, 2009. The fair value of these derivatives and the credit risk exposure to the Bank were immaterial at December 31, 2010 and 2009.

NOTE 19
FAIR VALUE DISCLOSURES

The FASB defines fair value as the exchange price that would be received to sell an asset or paid to transfer a liability in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. This accounting guidance also emphasizes that fair value is a market-based measurement and not an entity-specific measurement and established a hierarchy to prioritize the inputs that can be used in the fair value measurement process. The inputs in the three levels of this hierarchy are described as follows:

Level 1
Quoted prices in active markets for identical assets or liabilities. An active market is one in which transactions occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2
Observable inputs other than Level 1 prices. This would include quoted prices for similar assets or liabilities, quoted prices in markets that are not active, or other inputs that are observable or can be corroborated by observable market data.

Level 3	Unobservable inputs, to the extent that observable inputs are unavailable. This allows for situations in which there is little or no market activity for the asset or liability at the measurement date.

The material assets or liabilities measured at fair value by Whitney on a recurring basis are summarized below. Mortgage-backed securities are issued or guaranteed by U.S. government agencies and substantially all are backed by residential mortgages. Nonmarketable equity securities (Federal Reserve Bank and Federal Home Loan Bank stock) that are carried at cost are not included below. These equity securities totaled $45 million at December 31, 2010 and $53 million at December 31, 2009. The Level 2 fair value measurement shown below was obtained from a third-party pricing service that uses industry-standard pricing models. Substantially all of the model inputs are observable in the marketplace or can be supported by observable data.

	Fair Value Measurement Using
(in millions)	Level 1	Level 2	Level 3
December 31, 2010
Investment securities available for sale:
Mortgage-backed securities	$-	$1,896	$-
U.S. agency securities	-	18	-
Other debt securities	-	9	-
Derivative financial instruments - assets	-	4	-
Derivative financial instruments - liabilities	-	4	-
December 31, 2009
Investment securities available for sale:
Mortgage-backed securities	$-	$1,709	$-
U.S. agency securities	-	102	-
Other debt securities	-	11	-

The fair value of interest rate swaps is obtained from a third-party pricing service that uses an industry-standard discounted cash flow model that relies on inputs, such as interest rate futures, observable in the marketplace. To comply with the accounting guidance, credit valuation adjustments are incorporated in the fair values to appropriately reflect nonperformance risk for both the Company and counterparties. Although the Company has determined that the majority of the inputs used to value derivative instruments fall within Level 2 of the fair value hierarchy, the credit valuation adjustments utilize Level 3 inputs, such as estimates of current credit spreads. The Company has determined that the impact of the credit valuation adjustments is not significant to the overall valuation of these derivatives. As a result, the Company has classified its derivative valuations in their entirety in Level 2 of the fair value hierarchy.

Certain assets and liabilities may be measured at fair value on a nonrecurring basis; that is, the instruments are not measured and reported at fair value on an ongoing basis, but are subject to fair value adjustments in certain circumstances. To measure the extent to which a loan is impaired, the relevant accounting principles permit or require the Company to compare the recorded investment in the impaired loans to the fair value of the underlying collateral in certain circumstances. The fair value measurement process uses independent appraisals and other market-based information, but in many cases it also requires significant input based on management’s knowledge of and judgment about current market conditions, specific issues relating to the collateral, and other matters. As a result, substantially all of these fair value measurements fall within Level 3 of the hierarchy discussed above. The net carrying value of impaired loans which reflected a nonrecurring fair value measurement totaled $53 million at December 31, 2010 and $214 million at December 31, 2009. The portion of the allowance for loan losses allocated to these loans totaled $1 million at December 31, 2010 and $36 million at year-end 2009. The valuation allowance on impaired loans and charge-offs factor into the determination of the provision for credit losses.

Accounting guidance from the FASB requires the disclosure of estimated fair value information about certain on- and off-balance sheet financial instruments, including those financial instruments that are not measured and reported at fair value on a recurring basis or nonrecurring basis. The significant methods and assumptions used by the Company to estimate the fair value of financial instruments are discussed below. The aggregate fair value amounts presented do not, and are not intended to, represent an aggregate measure of the underlying fair value of the Company.

Cash, federal funds sold and short-term investments and short-term borrowings – The carrying amounts of these highly liquid or short maturity financial instruments were considered a reasonable estimate of fair value.

Investment in securities available for sale and held to maturity – The fair value measurement for securities available for sale was discussed earlier. The same measurement approach was used for securities held to maturity, which consist of mortgage-backed securities, obligations of states and political subdivisions and corporate debt securities.

Loans – The fair value measurement for certain impaired loans was discussed earlier. For the remaining portfolio, fair values were generally determined by discounting scheduled cash flows by discount rates determined with reference to current market rates at which loans with similar terms would be made to borrowers of similar credit quality, including adjustments that management believes market participants would consider in setting required yields on loans from certain portfolio sectors and geographic regions. An overall valuation adjustment was made for specific credit risks as well as general portfolio credit risk.

Deposits – The FASB’s guidance requires that deposits without a stated maturity, such as noninterestbearing demand deposits, NOW account deposits, money market deposits and savings deposits, be assigned fair values equal to the amounts payable upon demand (carrying amounts). Deposits with a stated maturity were valued by discounting contractual cash flows using a discount rate approximating current market rates for deposits of similar remaining maturity.

Long-term debt – The fair value of long-term debt was estimated by discounting contractual payments at current market interest rates for similar instruments.

Derivative financial instruments – The fair value measurement for interest rate swaps was discussed earlier.

Off-balance sheet financial instruments – Off-balance sheet financial instruments include commitments to extend credit and guarantees under standby and other letters of credit. The fair values of such instruments were estimated using fees currently charged for similar arrangements in the market, adjusted for changes in terms and credit risk as appropriate. The estimated fair values of these instruments were not material.

The estimated fair values of the Company’s financial instruments follow.

	December 31, 2010		December 31, 2009
(in millions)	Carrying Amount	Fair Value	Carrying Amount	Fair Value
ASSETS:
Cash and short-term investments	$656	$656	$429	$429
Investment securities available for sale (a)	1,923	1,923	1,822	1,822
Investment securities held to maturity	641	638	175	180
Loans held for sale	198	199	34	34
Loans, net	7,018	6,835	8,180	8,085
Derivative financial instruments	4	4	-	-
LIABILITIES:
Deposits	9,403	9,414	9,150	9,159
Short-term borrowings	543	543	735	735
Long-term debt	220	214	200	178
Derivative financial instruments	4	4	-	-

(a) Excludes nonmarketable equity securities carried at cost.

NOTE 20 CONTINGENCIES

Legal Proceedings
The Company and its subsidiaries are parties to various legal proceedings arising in the ordinary course of business. After reviewing pending and threatened actions with legal counsel, management believes that the ultimate resolution of these actions will not have a material effect on Whitney’s financial condition, results of operations or cash flows.

On January 7, 2011, a purported shareholder of Whitney filed a lawsuit in the Civil District Court for the Parish of Orleans of the State of Louisiana captioned De LaPouyade v. Whitney Holding Corporation, et al., No. 11- 189, naming Whitney and members of Whitney’s board of directors as defendants. This lawsuit is purportedly brought on behalf of a putative class of Whitney’s common shareholders and seeks a declaration that it is properly maintainable as a class action. The lawsuit alleges that Whitney’s directors breached their fiduciary duties and/or violated Louisiana state law and that Whitney aided and abetted those alleged breaches of fiduciary duty by, among other things, (a) agreeing to consideration that undervalues Whitney, (b) agreeing to deal protection devices that preclude a fair sales process, (c) engaging in self-dealing, and (d) failing to protect against conflicts of interest. Among other relief, the plaintiff seeks to enjoin the merger.

On February 17, 2011, a complaint in intervention was filed by the Louisiana Municipal Police Employees Retirement System (“MPERS”) in the De LaPouyade case. The MPERS complaint is substantially identical to and seeks to join in the De LaPouyade complaint.

On February 7, 2011, another putative shareholder class action lawsuit, Realistic Partners v. Whitney Holding Corporation, et al., Case No. 2:11-cv-00256, was filed in the United States District Court for the Eastern District of Louisiana against Whitney, members of Whitney’s board of directors, and Hancock asserting violations of Section 14(a) of the Securities Exchange Act of 1934, breach of fiduciary duty under Louisiana state law, and aiding and abetting breach of fiduciary duty by, among other things, (a) making material misstatements or omissions in the proxy statement, (b) agreeing to consideration that undervalues Whitney, (c) agreeing to deal protection devices that preclude a fair sales process, (d) engaging in self-dealing, and (e) failing to protect against conflicts of interest. Among other relief, the plaintiff seeks to enjoin the merger. On February 24, 2011, the plaintiff moved for class certification.

Whitney believes the claims asserted are without merit and intends to vigorously defend against these lawsuits.

Reserve for Losses on Mortgage Loan Repurchase Obligations
During 2010, the Company established a $4.5 million reserve for estimated losses on mortgage loan repurchase obligations associated with certain loans that were originated and sold by an acquired entity. The Bank has received repurchase demands from investors claiming loan defects that are covered by the standard representations and warranties in mortgage loan sale contracts executed by the acquired entity before the date of the acquisition. In determining the loss reserve estimate, management investigated the investor claims and the nature and cause of the underlying defects and evaluated the potential for additional claims associated with the loan origination and sale activities of the acquired entity. The Bank has made payments totaling $2.8 million with respect to investor claims through December 31, 2010, leaving an estimated loss reserve of $1.8 million at that date. The Bank has incurred no losses stemming from the representations and warranties it makes in its own secondary mortgage market operations and historically has not maintained a loss reserve for repurchase obligations.

The reserve for losses on mortgage loan repurchase obligations is reported with accrued expenses and other liabilities in the consolidated balance sheets and the corresponding expense is reported with other noninterest expense in the consolidated income statements.

Indemnification Obligation
In October 2007, Visa completed restructuring transactions that modified the obligation of members of Visa USA, including Whitney, to indemnify Visa against pending and possible settlements of certain litigation matters. In the first quarter of 2008, Visa completed an initial public offering of its shares and used the proceeds to redeem a portion of Visa USA members’ equity interests and to establish an escrow account that will fund any settlement of the members’ obligations under the indemnification agreement. Visa has made additional cash contributions to the escrow account subsequent to the initial funding. Although the Company remains obligated to indemnify Visa for losses in connection with certain litigation matters whose claims exceed amounts set aside in the escrow account, Whitney’s interest in the escrow balance approximates management’s current estimate of the value of the Company’s indemnification obligation. The amount of offering proceeds and other cash contributions to the escrow account for litigation settlements will reduce the number of shares of Visa stock to which Whitney will ultimately be entitled as a result of the restructuring.

NOTE 21
OTHER NONINTEREST INCOME

The components of other noninterest income were as follows.

	Years Ended December 31
(in thousands)	2010	2009	2008
Investment services income	$7,354	$6,129	$6,035
Credit-related fees	7,222	6,304	5,921
ATM fees	4,582	5,657	5,693
Other fees and charges	4,902	5,543	4,628
Earnings from bank-owned life insurance program	6,610	7,207	3,908
Other operating income	7,825	5,754	6,979
Net gains on sales and other revenue from foreclosed assets	1,222	2,036	4,302
Net gains on disposals of surplus property	218	2,011	72
Total	$39,935	$40,641	$37,538

NOTE 22
OTHER NONINTEREST EXPENSE

The components of other noninterest expense were as follows.

	Years Ended December 31
(in thousands)	2010	2009	2008
Security and other outsourced services	$19,294	$17,094	$15,758
Bank card processing services	6,724	5,019	4,319
Advertising and promotion	7,030	4,167	4,824
Operating supplies	3,933	4,136	4,223
Loss on mortgage loan repurchase obligations	4,500	-	-
Miscellaneous operating losses	2,993	3,116	5,269
Other operating expenses	25,518	23,310	21,182
Total	$69,992	$56,842	$55,575

NOTE 23
 INCOME TAXES
The components of income tax expense (benefit) follow.

	Years Ended December 31
(in thousands)	2010	2009	2008
Included in net income
Current
Federal	$(29,525)	$(26,677)	$31,314
State	(897)	(13)	1,946
Total current	(30,422)	(26,690)	33,260
Deferred
Federal	(62,982)	(22,400)	(13,639)
State	(1,808)	(776)	(483)
Total deferred	(64,790)	(23,176)	(14,122)
Total included in net income	$(95,212)	$(49,866)	$19,138
Included in shareholders’ equity
Deferred tax related to the change in the net unrealized gain on securities	$(1,160)	$2,627	$10,978
Deferred tax related to the change in the pension and other post-retirement benefits assets and liabilities	1,390	5,138	(14,827)
Current tax related to stock options and restricted stock and units	1,542	3,364	1,144
Total included in shareholders’ equity	$1,772	$11,129	$(2,705)

The effective rate of the tax benefit included in the net losses for 2010 and 2009 and of the tax expense included in net income for 2008 differed from the statutory federal income tax rate because of the following factors.

	Years Ended December 31
(in percentages)	2010	2009	2008
Federal income tax expense (benefit) rate	(35.00)%	(35.00)%	35.00%
Difference resulting from
Tax-exempt income	(2.00)	(4.82)	(5.68)
Tax credits	(2.41)	(4.35)	(5.61)
State income tax and miscellaneous items	(.77)	(.35)	.91
Effective tax expense (benefit) rate	(40.18)%	(44.52)%	24.62%

Interest income from the financing of state and local governments and earnings from the bank-owned life insurance program are the major components of tax-exempt income. The main source of tax credits has been investments in affordable housing projects and in projects that primarily benefit low-income communities or help the recovery and redevelopment of communities in the Gulf Opportunity Zone. Tax-exempt income and tax credits tend to increase the effective tax benefit rate from the statutory rate in loss periods and to reduce the effective tax expense rate in profitable periods.

Temporary differences arise between the tax bases of assets or liabilities and their reported amounts in the financial statements. The expected tax effects when these differences are resolved are recorded currently as deferred tax assets or liabilities. The components of the net deferred income tax asset, which is included in other assets on the consolidated balance sheets, follow.

	December 31
(in thousands)	2010	2009
Deferred tax assets:
Allowance for credit losses and losses on foreclosed assets	$84,186	$81,860
Net operating loss carry forward	48,434	263
Tax credits carry forward	22,065	-
Employee compensation and benefits	12,328	22,831
Unrecognized interest income	6,400	7,082
Other	13,762	9,127
Total deferred tax assets	187,175	121,163
Deferred tax liabilities:
Depreciable and amortizable assets	20,198	19,754
Net unrealized gain on securities available for sale	12,203	13,363
Other	4,575	2,221
Total deferred tax liabilities	36,976	35,338
Net deferred tax asset	$150,199	$85,825

Deferred tax assets are subject to an evaluation of whether it is more likely than not that they will be realized. In making such judgments, significant weight is given to evidence that can be objectively verified. As of December 31, 2010, Whitney had incurred a three-year cumulative taxable loss and had net operating loss and tax credit carry forwards. This is considered significant negative evidence when assessing the realizability of a deferred tax asset. Although realization is not assured, management believes the recorded deferred tax assets are fully recoverable based on the Company’s strong historical taxable income and current forecasts for taxable income for the periods through which losses may be carried forward that are sufficient to realize the net deferred tax asset. The amount of future taxable income required to support the deferred tax asset in the carry forward period, which is currently 20 years, is approximately $515 million. If operating losses continue in future periods, the deferred tax asset will increase. If Whitney is unable to generate, or is unable to demonstrate that it can generate, sufficient taxable income in the near future, then the Company may not be able to conclude it is more likely than not that the benefits of the deferred tax assets will be fully realized and may be required to recognize a valuation allowance against its deferred tax assets with a corresponding increase in income tax expense.

As of December 31, 2010, the Company had approximately $168 million in federal and state net operating loss carry forwards that originated primarily in the 2010 tax year. The Company also had approximately $22 million in tax credit carry forwards that originated in the tax years from 2008 through 2010. Substantially all of the net operating loss carry forwards expire in 2030, and the tax credit carry forwards begin to expire in 2028.

The tax benefit of a position taken or expected to be taken in a tax return should be recognized when it is more likely than not that the position will be sustained based on its technical merit. The liability for unrecognized tax benefits was immaterial at December 31, 2010 and December 31, 2009, and changes in the liability were insignificant during 2010, 2009 and 2008. The Company does not expect the liability for unrecognized tax benefits to change significantly during 2011. Whitney recognizes interest and penalties, if any, related to income tax matters in income tax expense, and the amounts recognized during 2010, 2009 and 2008 were insignificant.

The Company and its subsidiaries file a consolidated federal income tax return and various separate company state returns. With few exceptions, the returns for years before 2007 are not open for examination by federal or state taxing authorities.

NOTE 24
EARNINGS (LOSS) PER COMMON SHARE

As discussed in Note 2, The Financial Accounting Standards Board (FASB) has concluded that unvested share-based payment awards that contain nonforfeitable rights to dividends or dividend equivalents are participating securities and must be included in the computation of earnings per share using the two-class method. Whitney has awarded share-based payments that are considered participating securities under this guidance. The two-class method allocates net income to each class of common stock and participating security according to common dividends declared and participation rights in undistributed earnings. This guidance was effective for 2009 and has been applied retrospectively to earnings per share data presented for prior periods with no material impact.

The components used to calculate basic and diluted earnings (loss) per common share under the two-class method are shown in the following table. The net loss was not allocated to participating securities because the securities bear no contractual obligation to fund or otherwise share in losses. Potential common shares consist of employee and director stock options, unvested restricted stock units awarded to employees without dividend rights, and stock warrants issued to Treasury in December 2008. These potential common shares do not enter into the calculation of diluted earnings per share if the impact would be anti-dilutive, i.e., increase earnings per share or reduce a loss per share.

		Years Ended December 31
(dollars in thousands, except per share data)		2010	2009	2008
Numerator:
Net income (loss)		$(141,766)	$(62,146)	$58,585
Preferred stock dividends		16,268	16,226	588
Net income (loss) to common shareholders		(158,034)	(78,372)	57,997
Net income (loss) allocated to participating securities – basic and diluted		-	-	640
Net income (loss) allocated to common shareholders – basic and diluted	A	$(158,034)	$(78,372)	$57,357
Denominator:
Weighted-average common shares – basic	B	96,626,872	72,824,964	64,767,708
Dilutive potential common shares		-	-	320,153
Weighted-average common shares – diluted	C	96,626,872	72,824,964	65,087,861
Earnings (loss) per common share:
Basic	A/B	$(1.64)	$(1.08)	$.89
Diluted	A/C	(1.64)	(1.08)	.88
Weighted-average anti-dilutive potential common shares:
Stock options and restricted stock units		1,956,476	2,334,579	2,261,558
Warrants		2,631,579	2,631,579	93,471

NOTE 25
PARENT COMPANY FINANCIAL STATEMENTS

The following financial statements are for the parent company only. Cash and cash equivalents include noninterest-bearing deposits in the Bank and the demand note receivable from the Bank.

BALANCE SHEETS	December 31
(in thousands)	2010	2009
ASSETS
Cash and cash equivalents	$54,458	$239,516
Investment in bank subsidiary	1,481,705	1,452,783
Investments in nonbank subsidiaries	2,457	2,788
Notes receivable - nonbank subsidiaries	1,834	1,484
Other assets	16,140	13,392
Total assets	$1,556,594	$1,709,963
LIABILITIES
Dividends payable	$850	$832
Subordinated debentures	16,798	17,029
Other liabilities	14,612	11,038
Total liabilities	32,260	28,899
SHAREHOLDERS’ EQUITY	1,524,334	1,681,064
Total liabilities and shareholders’ equity	$1,556,594	$1,709,963

STATEMENTS OF INCOME	Years Ended December 31
(in thousands)	2010	2009	2008
Dividend income from bank subsidiary	$-	$-	$113,500
Equity in undistributed earnings of subsidiaries
Bank	(135,319)	(59,427)	(55,240)
Nonbanks	(331)	(77)	(189)
Other income, net of expenses and income taxes	(6,116)	(2,642)	514
Net income (loss)	$(141,766)	$(62,146)	$58,585
Preferred stock dividends	16,268	16,226	588
Net income (loss) to common shareholders	$(158,034)	$(78,372)	$57,997

STATEMENTS OF CASH FLOWS	Years Ended December 31
(in thousands)	2010	2009	2008
OPERATING ACTIVITIES
Net income (loss)	$(141,766)	$(62,146)	$58,585
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Equity in undistributed earnings of subsidiaries	135,650	59,504	55,429
Other, net	1,011	846	794
Net cash provided by (used in) operating activities	(5,105)	(1,796)	114,808
INVESTING ACTIVITIES
Investments in subsidiaries, net	(165,000)	-	(370,466)
Loans to nonbank subsidiaries, net of repayments	(350)	1,150	1,550
Net cash provided by (used in) investing activities	(165,350)	1,150	(368,916)
FINANCING ACTIVITIES
Cash dividends on common stock	(3,879)	(13,250)	(78,590)
Cash dividends on preferred stock	(15,000)	(13,584)	-
Proceeds from issuance of common stock	175	218,634	4,279
Purchases of common stock	(606)	(1,087)	(52,588)
Proceeds from issuance of preferred stock, with common stock warrant	-	-	300,000
Share-based compensation reimbursed by bank subsidiary	4,707	4,110	6,929
Repayment of long-term debt	-	-	(6,186)
Other, net	-	-	63
Net cash provided by (used in) financing activities	(14,603)	194,823	173,907
Increase (decrease) in cash and cash equivalents	(185,058)	194,177	(80,201)
Cash and cash equivalents at beginning of year	239,516	45,339	125,540
Cash and cash equivalents at end of year	$54,458	$239,516	$45,339

The total cash used to invest in subsidiaries in 2008 included both a $275 million capital contribution to the Bank following the preferred stock issue under the Treasury’s Capital Purchase Program and the net cash paid to acquire Parish. The bank subsidiary acquired with Parish was merged into the Bank. The Company made an additional $165 million capital contribution to the Bank in 2010 in response to continued operating losses.